Exhibit 99.1

ACTUANT CORPORATION

UPDATED REPORT ON FORM 10-K

For the year ended August 31, 2007

Actuant Corporation (“Actuant” or the “Company”) is filing this Current Report on Form 8-K to update the historical financial statements included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007 (“2007 Form 10-K”), to reflect the two-for-one stock split of its Class A common stock that was paid on November 8, 2007 and to include footnote disclosure of certain financial information pertaining to the guarantors of the Company’s senior credit agreement and 6.875% Senior Notes.

This update has no effect on the Company’s previously reported consolidated net income, financial position or cash flows.

The Company filed its Quarterly Report on Form 10-Q for the quarter ended November 30, 2007 with the SEC on January 8, 2008. That filing already reflects the two-for-one stock split of its Class A common stock that was paid on November 8, 2007.

Unless otherwise indicated, all information contained in this update is as of the respective filing date of our 2007 Form 10-K. We have not updated the disclosures contained in our 2007 Form 10-K to reflect any other events that have occurred after the filing date (e.g. changes in executive officers, new accounting pronouncements and acquisitions). Actuant’s Quarterly Report on Form 10-Q for the period ended November 30, 2007 (the “Quarterly Report”), which describe significant developments since the filing of the 2007 Form 10-K, should be considered when reviewing the update to our 2007 Form 10-K.

Actuant Corporation provides free-of-charge access to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto, through our website, www.actuant.com, as soon as reasonably practical after such reports are electronically filed with the Securities and Exchange Commission.

FORWARD LOOKING STATEMENTS AND CAUTIONARY FACTORS

This annual report on Form 10-K contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “objective,” “plan,” “project” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic conditions and market conditions in the recreational vehicle, truck, automotive, industrial production, oil & gas, and construction industries, market acceptance of existing and new products, successful integration of acquisitions and related restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor, or overhead cost increases, foreign currency risk, interest rate risk, commodity risk, the impact of geopolitical activity on the economy, the length of economic downturns in the Company’s markets, litigation matters, the Company’s ability to access capital markets, and other factors that may be referred to or noted in the Company’s reports filed with the Securities and Exchange Commission from time to time.

When used herein, the terms “Actuant,” “we,” “us,” “our,” and the “Company” refer to Actuant Corporation and its subsidiaries.

PART I

Item 1A.    Risk Factors

Market demand for our products may suffer cyclical declines.

The level of market demand for our products depends on the general economic condition of the markets in which we compete. A substantial portion of our revenues is derived from customers in cyclical industries that typically are adversely affected by downward economic cycles, which may result in lower demand for products in the affected business segment. For example, we generate sales in the heavy-duty truck, RV, automotive and construction industries. As a result, deterioration in the conditions in any of these industries, as well as in any of the other industries in which we operate, could adversely affect our businesses. If consumer confidence declines considerably, consumer discretionary spending on RV and automobile purchases and remodeling and other construction projects could be negatively impacted, which would adversely impact our sales to customers in these markets.

Our indebtedness could harm our operating flexibility and competitive position.

We have incurred, and we may in the future incur, significant indebtedness in connection with acquisitions. Our strategy includes maintaining a leverage ratio in the range of two to three times Net Debt to EBITDA. We have, and will continue to have, a substantial amount of debt which will continue to require significant interest and principal payments. Our level of debt and the limitations imposed on us by our debt agreements could adversely affect our operating flexibility and put us at a competitive disadvantage. Our substantial debt level may adversely affect our future performance.

Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness, and to satisfy our other debt and lease obligations will depend upon our future operating performance, which will be affected by factors beyond our control. In addition, there can be no assurance that future borrowings or equity financings will be available to us on favorable terms or at all for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, our business, financial condition and results of operations will be materially adversely affected.

Our ability to service our debt obligations would be harmed if we fail to comply with the financial and other covenants in our debt agreements.

Our amended senior credit agreement and our other debt agreements contain a number of financial and other restrictive covenants. These covenants could adversely affect us by limiting our financial and operating flexibility as well as our ability to plan for and react to market conditions and to meet our capital needs. Our failure to comply with these covenants could result in events of default which, if not cured or waived, could result in our being required to repay indebtedness before its due date, and we may not have the financial resources or be able to arrange alternative financing to do so. Borrowings under our amended senior credit facility are secured by a pledge of stock of certain of our subsidiaries and guaranteed by certain other subsidiaries. If borrowings under our amended senior credit facility were declared or became due and payable immediately as the result of an event of default and we were unable to repay or refinance those borrowings, the lenders could foreclose on the pledged stock. Any event that requires us to repay any of our debt before it is due could require us to borrow additional amounts at unfavorable borrowing terms, cause a significant decrease in our liquidity, and impair our ability to pay amounts due on our indebtedness. Moreover, if we are required to repay any of our debt before it becomes due, we may be unable to borrow additional amounts or otherwise obtain the cash necessary to repay that debt, and any failure to pay that debt when due could seriously harm our business.

Our businesses operate in highly competitive markets, so we may be forced to cut prices or incur additional costs.

Our businesses generally face substantial competition in each of their respective markets. We may be forced to reduce prices, incur increased costs or lose market share in certain business units. We compete on the basis of product design, quality, availability, performance, customer service and price. Present or future competitors may have greater financial, technical or other resources which could put us at a disadvantage in the affected business or businesses.

Our international operations pose currency and other risks.

Our international operations present special risks, primarily from currency exchange rate fluctuations, exposure to local economic and political conditions, export and import restrictions, controls on repatriation of cash and exposure to local political conditions. In particular, our results of operations have been significantly affected by fluctuations in foreign currency exchange rates, especially the euro and British pound. To the extent that we expand our international presence, these risks from our international operations may increase.

Future acquisitions may create integration challenges.

Our business strategy includes growth through small, strategic acquisitions, although we may from time to time consider larger acquisitions. That strategy depends on the availability of suitable acquisition candidates at reasonable prices and our ability to quickly resolve challenges associated with integrating these acquired businesses into our existing business. These challenges include integration of product lines, sales forces and manufacturing facilities as well as decisions regarding divestitures, inventory write-offs and other charges. These challenges also pose risks with respect to employee turnover, disruption in product cycles and the loss of sales momentum. We cannot be certain that we will find suitable acquisition candidates or that we will consistently meet these challenges.

We may not be able to realize the anticipated benefits from acquired companies.

We may not be able to realize the anticipated benefits from acquired companies. Achieving those benefits depends on the timely, efficient and successful execution of a number of post-acquisition events, including integrating the acquired business into our company. Factors that could affect our ability to achieve these benefits include:

•	Difficulties in integrating and managing personnel, financial reporting and other systems used by the acquired businesses into our company;

•	The failure of acquired businesses to perform in accordance with our expectations;

•	Any future goodwill impairment charges that we may incur with respect to the assets of acquired businesses;

•	Failure to achieve anticipated synergies between our business units and the business units of acquired businesses;

•	The loss of acquired business customers; and

•	The loss of any of the key managers of acquired businesses.

If acquired businesses do not operate as we anticipate, it could materially harm our business, financial condition and results of operations. In addition, acquired businesses may operate in niche markets in which we have little or no experience. Accordingly, we will be highly dependent upon existing managers and employees to manage those businesses, and the loss of any key managers or employees of the acquired business could have a material adverse effect on our business.

Environmental laws and regulations may result in additional costs.

We are subject to federal, state, local and foreign laws and regulations governing public and worker health and safety and the indoor and outdoor environment. Any violations of these laws by us could cause us to incur unanticipated liabilities that could harm our operating results. Pursuant to such laws, governmental authorities have required us to contribute to the cost of investigating or remediating, or to investigate or remediate, third party as well as currently or previously owned and operated sites. In addition, we provided environmental indemnities in connection with the sale of certain businesses and product lines. Liability as an owner or operator, or as an arranger for the treatment or disposal of hazardous substances, can be joint and several and can be imposed without regard to fault. There is a risk that our costs relating to these matters could be greater than what we currently expect or exceed our insurance coverage, or that additional remediation and compliance obligations could arise which require us to make material expenditures. In particular, more stringent environmental laws, unanticipated remediation requirements or the discovery of previously unknown conditions could materially harm our financial condition and operating results. We are also required to comply with various environmental laws and maintain permits, some of which are subject to discretionary renewal from time to time, for many of our businesses, and our business operations could be restructured if we are unable to renew existing permits or to obtain any additional permits that we may require.

Any loss of key personnel and the inability to attract and retain qualified employees could have a material adverse impact on our operations.

We are dependent on the continued services of key executives such as our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and executives in charge of our segments. We do not currently have employment agreements with most of these or other officers. The departure of key personnel without adequate replacement could severely disrupt our business operations. Additionally, we need qualified managers and skilled employees with technical and manufacturing industry experience to operate our businesses successfully. From time to time there may be shortages of skilled labor which may make it more difficult and expensive for us to attract and retain qualified employees. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations would be materially adversely affected.

If our intellectual property protection is inadequate, others may be able to use our technologies and tradenames and thereby reduce our ability to compete, which could have a material adverse effect on us, our financial condition and results of operations.

We regard much of the technology underlying our services and products and the trademarks under which we market our products as proprietary. The steps we take to protect our proprietary technology may be inadequate to prevent misappropriation of our technology, or third parties may develop similar technology independently. We rely on a combination of patents, trademark, copyright and trade secret laws, employee and third-party non-disclosure agreements and other contracts to establish and protect our technology and other intellectual property rights. The agreements may be breached or terminated, and we may not have adequate remedies for any breach, and existing trade secrets, patent and copyright law afford us limited protection. Policing unauthorized use of our intellectual property is difficult. A third party could copy or otherwise obtain and use our products or technology without authorization.

Litigation may be necessary for us to defend against claims of infringement, to protect our intellectual property rights and could result in substantial cost to us, and diversion of our efforts. Further, we might not prevail in such litigation which could harm our business.

Our products could infringe on the intellectual property of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products.

Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims, and we may have to pay substantial damages, possibly including treble damages, if it is ultimately determined that they do. We may have to obtain a license to sell our products if it is determined that our products infringe upon another person’s intellectual property. We might be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending these types of lawsuits takes significant time, may be expensive and may divert management attention from other business concerns.

Large or rapid increases in the costs of raw materials or substantial decreases in their availability could adversely affect our operations.

The primary raw materials that we use include steel, plastic resin, copper, brass, steel wire and rubber. Most of our suppliers are not currently parties to long-term contracts with us. Consequently, we are vulnerable to fluctuations in prices of such raw materials. Market prices for certain materials such as steel, plastic resin and copper have been rising, which could have a negative effect on our operating results and ability to manufacture our respective products on a timely basis. From time to time we have entered into derivative contracts to hedge our exposure to commodity risk, none of which derivative contracts have been material. Factors such as supply and demand, freight costs and transportation availability, inventory levels, the level of imports and general economic conditions may affect the prices of raw materials that we need. If we experience any significant increases in raw material prices, or if we are unable to pass along any increases in raw material prices to our customers, then our results of operations could be adversely affected.

Geopolitical unrest and terrorist activities may cause the economic conditions in the U.S. or abroad to deteriorate, which could harm our business.

Terrorist attacks against targets in the U.S. or abroad, rumors or threats of war, other geopolitical activity or trade disruptions may impact our operations or cause general economic conditions in the U.S. and abroad to deteriorate. A prolonged economic slowdown or recession in the U.S. or in other areas of the world could reduce the demand for our products and, therefore, negatively affect our future sales. Any of these events could have a significant impact on our business, financial condition or results of operations.

Our ability to continue to source low cost products from regions such as China may decline.

An increasing portion of our products are sourced from low cost regions. Changes in export laws, taxes and disruptions in transportation routes could adversely impact our results of operations.

Risks Related to the Common Stock

The market price for our Class A common stock may be volatile.

The market price of our Class A common stock could fluctuate substantially in the future in response to a number of factors, including those discussed below. The market price of our Class A common stock has in the past fluctuated significantly and is likely to continue to fluctuate significantly. Some of the factors that may cause the price of our Class A common stock to fluctuate include:

•	variations in our and our competitors’ operating results;

•	changes in securities analysts’ estimates of our future performance and the future performance of our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	gains or losses of significant customers;

•	additions or departure of key personnel;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in industries in which we operate;

•	general conditions in the United States and abroad;

•	the presence or absence of short selling of our Class A common stock;

•	future sales of our Class A common stock or debt securities;

•	announcements by us or our competitors of technological improvements or new products; and

•	European electrical restructuring actions.

The stock markets in general have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the trading price of the Class A common stock.

The market price of our Class A common stock could be affected by the substantial number of shares that are eligible for future sale.

As of August 31, 2007, we had 55,348,718 shares of Class A common stock outstanding, excluding 4,565,320 shares issuable upon the exercise of outstanding options granted under our existing stock option plans, 4,474,262 additional shares reserved for issuance under existing stock option plans and other employee benefit plans, and 7,516,890 shares issuable upon conversion of our 2% convertible senior subordinated debentures. In addition, the number of shares issuable upon conversion of these debentures may increase pursuant to anti-dilution provisions applicable to the debentures. We cannot predict the effect, if any, that future sales of shares of Class A common stock, including Class A common stock issuable upon the exercise of options or the conversion of the 2% convertible senior subordinated debentures, or the availability of shares of Class A common stock for future sale, will have on the market price of our Class A common stock prevailing from time to time.

Our 2% convertible senior subordinated debentures are convertible into Class A common stock, at the option of the holders. If the holders convert their debentures into our Class A common stock, it would result in the issuance of up to 7,516,890 additional shares of Class A common stock, which would be dilutive to other stockholders and would adversely affect the market price of our Class A common stock, perhaps substantially. This dilutive effect is taken into account in the diluted earnings per share calculation on the Consolidated Statements of Earnings.

Based on information available to us, we are aware of three institutions that each hold in excess of 5% of our outstanding Class A common stock. We are not able to predict whether or when these institutions will sell substantial amounts of our Class A common stock. Sales of our Class A common stock by these institutions could adversely affect prevailing market prices for our Class A common stock.

Some provisions of our charter and bylaws and of Wisconsin law may prevent a change in control or adversely affect our shareholders.

Certain provisions of our articles of incorporation and bylaws and of the Wisconsin Business Corporation Law may discourage, delay or prevent a change of control that shareholders may consider favorable. Certain provisions of our articles of incorporation and bylaws and of the Wisconsin Business Corporation Law may discourage transactions that otherwise could provide for payment of a premium over the prevailing market price of our Class A common stock and also may limit the price that investors are willing to pay in the future for shares of our Class A common stock.

For example, our articles of incorporation and bylaws:

•	do not provide for cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of our Class A common stock to elect some directors;

•

while currently not implemented, permit us to classify the board of directors into two or three classes serving staggered two or three-year terms, respectively, which may lengthen the time required to gain control of our board of directors;

•

require super-majority voting to effect amendments to provisions of our articles of incorporation and bylaws or to approve or adopt a merger or consolidation of us, or approve or adopt a sale or exchange of all or substantially all of our assets;

•	establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by shareholders at a shareholder meeting; and

•	allow the board to issue shares of Class B common stock (which would then have the right to elect a majority of the directors) and to issue and determine the terms of preferred stock.

In addition, certain sections of the Wisconsin Business Corporation Law may discourage, delay or prevent a change in control by:

•	limiting the voting power of certain shareholders exercising 20% or more of our voting power,

•	prohibiting us from engaging in certain business combinations with any interested stockholder, or

•	Requiring a super-majority vote for any business combination that does not meet certain fair price standards.

Any issuance of preferred stock or Class B common stock could adversely affect the holders of our Class A common stock.

Our board of directors is authorized to issue shares of preferred stock or Class B common stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set specified terms of any series of preferred stock, including dividend rates, votes per share and amounts payable in the event of our dissolution, liquidation or winding up. Any preferred stock that we issue may have a preference over our Class A common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up and the holders of the preferred stock would be entitled to vote as a single class with the holders of our Class A common stock in the election of directors. As a result, our board of directors could issue preferred stock with dividend, liquidation and voting rights and with other terms that could adversely affect the interests of the holders of our Class A common stock. If any shares of Class B common stock are issued, our articles of incorporation provide that the Class B common shareholders, voting as a separate class, would be entitled to elect a majority of our board of directors, while the holders of our Class A common stock, voting as a single class with the holders of any outstanding preferred stock, would be entitled to elect a minority of our board of directors. As a result, the issuance of any Class B common stock would adversely affect the voting rights of holders of our Class A common stock. We do not currently intend to issue any preferred stock or Class B common stock.

Persons holding our Class A common stock could have the voting power of their shares of Class A common stock on all matters significantly reduced under Wisconsin anti-takeover statutes, if the person holds in excess of 20% of the voting power in the election of directors.

Under the Wisconsin Business Corporation Law, if a person holds voting power of our company in excess of 20% of the voting power in the election of directors, then that person’s voting power is limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless full voting rights have been restored to that person at a special meeting of the shareholders or certain other statutory exceptions are met. A person’s Class A common stock holdings as well as any shares issuable upon conversion of convertible securities or the exercise of options or warrants owned by that person are included in calculating such person’s voting power. Therefore, any shares issuable to a holder of our 2% convertible senior subordinated debentures, will be included in determining whether such holder holds more than 20% of our voting power. If a holder of Class A common stock holds more than 20% of our outstanding Class A common stock, after taking into account any shares of Class A common stock that the holder would receive upon the exercise or conversion of outstanding options, warrants or 2% convertible senior subordinated debentures, then the holder’s voting power could be significantly reduced under Wisconsin anti-takeover statutes.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities

The Company’s common stock is traded on the New York Stock Exchange under the symbol ATU. At September 30, 2007, the number of record shareholders of common stock was approximately 1,791. The high and low sales prices of the common stock were as follows for the previous two fiscal years:

Fiscal Year	Period	High	Low
2007	June 1, 2007 to August 31, 2007	$33.93	$27.25
	March 1, 2007 to May 31, 2007	27.82	24.14
	December 1, 2006 to February 28, 2007	27.43	22.86
	September 1, 2006 to November 30, 2006	27.57	21.33

2006	June 1, 2006 to August 31, 2006	$30.20	$21.16
	March 1, 2006 to May 31, 2006	33.80	27.48
	December 1, 2005 to February 28, 2006	28.97	25.13
	September 1, 2005 to November 30, 2005	27.28	20.46

In fiscal 2007, the Company declared a dividend of $0.04 per common share payable on October 15, 2007 to shareholders of record on September 28, 2007. In fiscal 2006, the Company declared a dividend of $0.04 per common share payable on October 16, 2006 to shareholders of record on September 29, 2006.

Performance Graph

The graph below compares the cumulative 5-year total return of holders of Actuant Corporation’s Class A common stock with the cumulative total returns of the S&P 500 index and the Dow Jones US Diversified Industrials index. The graph tracks the performance of a $100 investment in our common stock and in each of the indexes (with the reinvestment of all dividends) from 8/31/2002 to 8/31/2007.

	8/02	8/03	8/04	8/05	8/06	8/07
Actuant Corporation	100.00	134.61	197.86	221.70	236.28	320.04
S&P 500	100.00	112.07	124.90	140.59	153.08	176.25
Dow Jones US Diversified Industrials	100.00	107.69	128.52	132.70	137.37	167.98

Item 6.    Selected Financial Data

The following selected historical financial data have been derived from the Consolidated Financial Statements of the Company. The data should be read in conjunction with these financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of all businesses acquired or divested during the time periods presented are included in the table from their acquisition date or up to their divestiture date.

	Year Ended August 31,
	2007	2006	2005	2004	2003
	(in millions, except per share data)
Statement of Earnings Data(1):
Net sales	$1,458.7	$1,201.2	$976.1	$726.9	$585.4
Gross profit	484.1	404.5	316.5	231.2	190.0
Operating expenses	282.3	237.9	188.8	138.7	114.9
Amortization of intangible assets	10.9	7.7	5.2	2.2	2.3
Operating profit	185.5	154.0	122.5	90.3	72.8
Earnings from continuing operations(2)	105.0	92.6	71.3	23.9	29.0
Diluted earnings per share from continuing operations	1.69	1.50	1.21	0.47	0.59
Cash dividends per share declared	0.04	0.04	0.04	—	—

Balance Sheet Data (at end of period)(1):
Total assets	$1,500.8	$1,213.4	$996.3	$424.1	$358.7
Total debt	561.7	480.3	442.8	193.9	169.8

(1)	The Company completed various acquisitions that impact the comparability of the selected financial data presented in the table. The following table summarizes these acquisitions that were completed during the last five years:

	Segment	Date Completed	Approximate Annual Sales(a)
			(in millions)
Acquisitions:
BH Electronics, Inc.	Electrical	July 2007	$35
T.T. Fijnmechanica B.V.	Industrial	April 2007	10
Injectaseal Deutschland GmbH	Industrial	January 2007	10
Veha Haaksbergen B.V.	Industrial	January 2007	5
Maxima Technologies	Engineered Products	December 2006	65
Actown-Electrocoil, Inc.	Electrical	August 2006	36
Precision Sure-Lock	Industrial	April 2006	25
D.L. Ricci	Industrial	April 2006	25
B.E.P. Marine Ltd.	Electrical	December 2005	10
Hydratight Sweeney	Industrial	May 2005	50
Hedley Purvis	Industrial	January 2005	30
Key Components, Inc. (“KCI”)		December 2004	220
Power Distribution Products—Acme	Electrical
Aerospace & Defense—Acme	Engineered Products
Air Handling / Turbocharger Components—Gits	Actuation Systems
Electrical Utility—Turner Electric	Engineered Products
Flexible Shafts—B.W. Elliott	Actuation Systems
Specialty Electrical	Electrical
A.W. Sperry Instruments	Electrical	December 2004	14
Yvel S.A.	Actuation Systems	September 2004	20
Dresco, B.V.	Electrical	December 2003	34
Kwikee Products Company, Inc	Actuation Systems	September 2003	25
Shanghai Sanxin Hydraulic Co, Ltd	Industrial	April 2003	2
Heinrich Kopp AG	Electrical	September 2002	90

(a)	Represents approximate annual sales at the time of the completion of the transaction.

(2)	Earnings from continuing operations include pre-tax charges for the early extinguishment of debt of $36.7 million, $2.0 million, and $16.4 million in fiscal years 2004, 2003, and 2002, respectively. Fiscal 2003 earnings from continuing operations include a pre-tax charge of $6.5 million for litigation associated with divested businesses.

Item 8.    Financial Statements and Supplementary Data

All other schedules are omitted because they are not applicable, not required or because the required information is included in the Consolidated Financial Statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Actuant Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Actuant Corporation and its subsidiaries at August 31, 2007 and August 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended August 31 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of August 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in management’s report on internal control over financial reporting (not presented herein) appearing under item 9A of Actuant Corporation’s 2007 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in management’s report on internal control over financial reporting appearing under item 9A, management has excluded Maxima Technologies, Veha Haaksbergen B.V., Injectaseal Deutschaland GmbH, T.T.

Fijnmechanica B.V., and BH Electronics, Inc. from its assessment of internal control over financial reporting as of August 31, 2007 because they were acquired by the Company in a purchase business combination during 2007. We have also excluded Maxima Technologies, Veha Haaksbergen B.V., Injectaseal Deutschaland GmbH, T.T. Fijnmechanica B.V., and BH Electronics, Inc. from our audit of internal control over financial reporting. Maxima Technologies, Veha Haaksbergen B.V., Injectaseal Deutschaland GmbH, T.T. Fijnmechanica B.V., and BH Electronics, Inc. are wholly-owned subsidiaries whose total assets and total revenues represent 14% and 4%, respectively, of the related consolidated financial statement amounts as of and for the year ended August 31, 2007.

/S/    PRICEWATERHOUSECOOPERS LLP

Milwaukee, WI

October 30, 2007, except as to the impact on the consolidated financial statements of the subsidiary guarantor consolidating information discussed in Note 17 and the stock split discussed in Note 16, as to which the date is February 28, 2008.

ACTUANT CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share amounts)

	Year Ended August 31,
	2007	2006	2005
Net sales	$1,458,748	$1,201,158	$976,066
Cost of products sold	974,654	796,653	659,591

Gross profit	484,094	404,505	316,475
Selling, administrative and engineering expenses	282,326	237,868	188,764
Restructuring charge	5,395	4,910	—
Amortization of intangible assets	10,900	7,662	5,220

Operating profit	185,473	154,065	122,491
Financing costs, net	33,001	26,146	16,927
Other expense (income), net	782	2,070	(144)

Earnings before income tax expense and minority interest	151,690	125,849	105,708
Income tax expense	46,781	33,386	35,012
Minority interest, net of income taxes	(43)	(125)	(555)

Net Earnings	$104,952	$92,588	$71,251

Basic earnings per share	$1.92	$1.71	$1.37

Diluted earnings per share	$1.69	$1.50	$1.21

Weighted average common shares outstanding:
Basic	54,751	54,261	51,993

Diluted	63,628	63,201	60,885

The accompanying notes are an integral part of these financial statements.

ACTUANT CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	August 31,
	2007	2006
A S S E T S
Current Assets
Cash and cash equivalents	$86,680	$25,659
Accounts receivable	194,775	171,262
Inventories	197,539	165,760
Deferred income taxes	14,827	18,796
Prepaid expenses	11,459	9,448

Total Current Assets	505,280	390,925
Property, Plant and Equipment
Land, buildings, and improvements	43,034	34,711
Machinery and equipment	224,238	186,122

Gross property, plant and equipment	267,272	220,833
Less: Accumulated depreciation	(144,455)	(126,289)

Property, Plant and Equipment, net	122,817	94,544
Goodwill	599,841	505,428
Other Intangibles, net	260,418	210,899
Other Long-term Assets	12,420	11,579

Total Assets	$1,500,776	$1,213,375

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Current Liabilities
Short-term borrowings	$—	$—
Trade accounts payable	153,205	122,164
Accrued compensation and benefits	52,345	43,983
Income taxes payable	20,309	21,852
Current maturities of long-term debt	519	18,896
Other current liabilities	64,449	57,499

Total Current Liabilities	290,827	264,394
Long-term Debt, less Current Maturities	561,138	461,356
Deferred Income Taxes	103,589	70,184
Pension and Postretirement Benefit Liabilities	27,437	36,606
Other Long-term Liabilities	17,864	17,870
Shareholders’ Equity
Class A common stock, $0.20 par value per share, authorized 84,000,000 shares, issued and outstanding 55,348,718 and 27,295,372 shares, respectively	11,070	5,460
Additional paid-in capital	(349,190)	(360,353)
Retained earnings	825,165	722,439
Accumulated other comprehensive income (loss)	12,876	(4,581)
Stock held in trust	(1,744)	(1,355)
Deferred compensation liability	1,744	1,355

Total Shareholders’ Equity	499,921	362,965

Total Liabilities and Shareholders’ Equity	$1,500,776	$1,213,375

The accompanying notes are an integral part of these financial statements.

ACTUANT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended August 31,
	2007	2006	2005
Operating activities
Net Earnings	$104,952	$92,588	$71,251
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	35,974	27,773	22,421
Amortization of debt discount and debt issuance costs	2,413	1,471	1,297
Stock-based compensation expense	5,475	5,074	4,443
(Gain)/Loss on disposal of assets	(1,182)	458	90
Provision for deferred income taxes	8,341	1,391	4,662
Source (use) of cash from changes in components of working capital:
Accounts receivable	(2,261)	(27,416)	(2,077)
Increase in accounts receivable securitization	6,460	6,106	19,286
Inventories	(4,900)	(17,937)	(3,046)
Prepaid expenses and other assets	(1,024)	(2,163)	3,581
Trade accounts payable	14,740	23,568	(944)
Income taxes payable	(646)	2,105	(1,017)
Reimbursement of tax refund to former subsidiary	—	—	(15,837)
Other liabilities	8,768	9,143	(7,117)

Cash provided by operating activities	177,110	122,161	96,993

Investing activities
Proceeds from sale of property, plant and equipment	4,570	1,487	3,707
Capital expenditures	(31,491)	(19,705)	(15,442)
Business acquisitions, net of cash acquired	(162,981)	(128,767)	(384,176)

Cash used in investing activities	(189,902)	(146,985)	(395,911)

Financing activities
Proceeds from Senior Note offering, net of discount	249,039	—	—
Proceeds from issuance of term loans	155,737	—	250,000
Net proceeds from Class A common stock offering	—	—	134,440
Redemption of Key Components, Inc. 10.5% senior notes	—	—	(82,800)
Proceeds from euro-denominated acquisition loan	—	—	19,602
Principal repayments on term loans	(251,737)	(126)	(4,941)
Net (repayments) borrowings on revolving credit facilities and short-term borrowings	(80,355)	37,680	(17,082)
Debt issuance costs	(4,599)	(355)	(2,544)
Cash dividend	(2,187)	(2,164)	—
Stock option exercises, tax benefits and other	6,279	4,802	6,501

Cash provided by financing activities	72,177	39,837	303,176

Effect of exchange rate changes on cash	1,636	290	65

Net increase in cash and cash equivalents	61,021	15,303	4,323
Cash and cash equivalents—beginning of year	25,659	10,356	6,033

Cash and cash equivalents—end of year	$86,680	$25,659	$10,356

The accompanying notes are an integral part of these financial statements.

ACTUANT CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

	Class A Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Stock Held in Trust	Deferred Compensation Liability	Total Shareholders’ Equity
	Shares	Amount
Balance at August 31, 2004	23,762	$4,753	$(518,321)	$562,945	$(17,600)	$(806)	$806	$31,777
Net earnings	—	—	—	71,251	—	—	—	71,251
Currency translation adjustments	—	—	—	—	1,141	—	—	1,141
Fair value of interest rate swaps, net of taxes	—	—	—	—	214	—	—	214
Additional minimum pension liability adjustment, net of taxes	—	—	—	—	(4,037)	—	—	(4,037)

Total comprehensive income								68,569

Company stock contribution to employee benefit plans	36	7	1,461	—	—	—	—	1,468
Restricted stock awards	63	13	(13)	—	—	—	—	—
Cash dividend	—	—	—	(2,164)	—	—	—	(2,164)
Common stock offering	2,875	575	133,865	—	—	—	—	134,440
Stock based compensation expense	—	—	4,443	—	—	—	—	4,443
Stock option exercises	304	61	1,686	—	—	—	—	1,747
Tax benefit on stock option exercises	—	—	4,260	—	—	—	—	4,260
Stock issued to, acquired for and distributed from rabbi trust	7	1	292	—	—	(360)	360	293

Balance at August 31, 2005	27,047	5,410	(372,327)	632,032	(20,282)	(1,166)	1,166	244,833
Net earnings	—	—	—	92,588	—	—	—	92,588
Currency translation adjustments	—	—	—	—	10,240	—	—	10,240
Fair value of interest rate swaps, net of taxes	—	—	—	—	1,924	—	—	1,924
Additional minimum pension liability adjustment, net of taxes	—	—	—	—	3,537	—	—	3,537

Total comprehensive income								108,289

Company stock contribution to employee benefit plans	65	14	2,862	—	—	—	—	2,876
Restricted stock awards	42	8	(8)	—	—	—	—	—
Cash dividend	—	—	—	(2,181)	—	—	—	(2,181)
Stock based compensation expense	—	—	5,074	—	—	—	—	5,074
Stock option exercises	138	28	1,734	—	—	—	—	1,762
Tax benefit on stock option exercises	—	—	2,152	—	—	—	—	2,152
Stock issued to, acquired for and distributed from rabbi trust	3	—	160	—	—	(189)	189	160

Balance at August 31, 2006	27,295	5,460	(360,353)	722,439	(4,581)	(1,355)	1,355	362,965
Net earnings	—	—	—	104,952	—	—	—	104,952
Currency translation adjustments	—	—	—	—	12,800	—	—	12,800
Fair value of interest rate swaps, net of taxes	—	—	—	—	(971)	—	—	(971)
Additional minimum pension liability adjustment, net of taxes	—	—	—	—	2,802	—	—	2,802

Total comprehensive income								119,583

Effects of SFAS No. 158 adoption	—	—	—	—	2,826	—	—	2,826
Company stock contribution to employee benefit plans	105	20	4,787	—	—	—	—	4,807
Restricted stock awards	49	10	(10)	—	—	—	—	—
Cash dividend	—	—	—	(2,226)	—	—	—	(2,226)
Stock based compensation expense	—	—	5,475	—	—	—	—	5,475
Stock option exercises	220	44	1,910	—	—	—	—	1,954
Tax benefit on stock option exercises	—	—	4,324	—	—	—	—	4,324
Stock issued to, acquired for and distributed from rabbi trust	5	1	212	—	—	(389)	389	213
2 for 1 stock split	27,675	5,535	(5,535)	—	—	—	—	—

Balance at August 31, 2007	55,349	$11,070	$(349,190)	$825,165	$12,876	$(1,744)	$1,744	$499,921

The accompanying notes are an integral part of these financial statements.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

Note 1.    Summary of Significant Accounting Policies

Nature of Operations:    Actuant is a global manufacturer and marketer of a broad range of industrial products and systems, organized into four reportable segments. The Industrial segment provides branded industrial tools and supplies through various distribution channels and also provides manpower services and tool rental to the global oil & gas and power generation markets. The Electrical segment provides branded specialized electrical tools and supplies to electrical wholesale distributors, to catalog houses and through various retail distribution channels. The Actuation Systems and Engineered Products segments have expertise in designing, manufacturing and marketing customized motion control systems, and other products primarily for original equipment manufacturers in diversified niche markets.

Consolidation and Presentation:    The Consolidated Financial Statements include the accounts of Actuant Corporation and its consolidated subsidiaries (“Actuant” or the “Company”). Actuant consolidates companies in which it owns or controls more than fifty percent of the voting shares. The results of companies acquired or disposed of during the fiscal year are included in the Consolidated Financial Statements from the effective date of acquisition or until the date of disposal. All intercompany balances, transactions and profits have been eliminated in consolidation.

Cash Equivalents:    The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Inventories:    Inventories are comprised of material, direct labor and manufacturing overhead, and are stated at the lower of cost or market. Inventory cost is determined using the last-in, first-out (“LIFO”) method for a portion of the U.S. owned inventory (approximately 19% and 20% of total inventories in 2007 and 2006, respectively). The first-in, first-out or average cost methods are used for all other inventories. If the LIFO method were not used, inventory balances would be higher than the amounts in the Consolidated Balance Sheets by approximately $5.1 million at both August 31, 2007 and 2006.

The nature of the Company’s products is such that they generally have a very short production cycle. Consequently, the amount of work-in-process at any point in time is minimal. In addition, many parts or components are ultimately either sold individually or assembled with other parts making a distinction between raw materials and finished goods impractical to determine. Other locations maintain and manage their inventories using a job cost system where the distinction of categories of inventory by state of completion is also not available. As a result of these factors, it is neither practical nor cost effective to segregate the amounts of raw materials, work-in-process or finished goods inventories at the respective balance sheet dates, as segregation would only be possible as the result of physical inventories which are taken at dates different from the balance sheet dates.

Property, Plant and Equipment:    Property, plant and equipment are stated at cost. Plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, ranging from ten to twenty-five years for buildings and improvements and two to seven years for machinery and equipment. Leasehold improvements are amortized over the life of the related asset or the term of the lease, whichever is shorter.

Impairment of Long-lived Assets:    The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. In those cases, the Company performs undiscounted operating cash flow analyses to determine if an impairment exists for property, plant and equipment and other long-lived assets, excluding indefinite lived intangible assets. If an impairment is determined to exist, any related impairment loss is calculated based on fair value.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and Other Intangible Assets:    Other intangible assets with definite lives, consisting primarily of purchased customer relationships, patents, trademarks and non-compete agreements, are amortized over periods from three to twenty-five years. Goodwill and other intangible assets with indefinite lives are not subject to amortization, but are subject to annual impairment testing.

Product Warranty Costs:    The Company recognizes the cost associated with its product warranties at the time of sale. The amount recognized is based on historical claims rates and current claim cost experience. The following is a reconciliation of the changes in accrued product warranty for fiscal years 2007 and 2006.

	2007	2006
Beginning balance	$6,888	$6,307
Warranty reserves of acquired businesses	1,723	524
Provision for warranties	8,819	6,190
Warranty payments and costs incurred	(7,575)	(6,207)
Currency impact	215	74

Ending balance	$10,070	$6,888

Revenue Recognition:    Customer sales are recognized as revenue when the risk of loss and title pass to the customer, which is generally upon shipment. Customer sales are recorded net of allowances for returns and discounts, which are recognized as a deduction from sales at the time of sale. The Company commits to one-time or on-going trade discounts and promotions with customers that require the Company to estimate and accrue the ultimate costs of such programs. The Company maintains an accrual at the end of each period for the earned, but unpaid costs related to the programs. The Company provides for an allowance for doubtful accounts based on historical experience and a review of its existing receivables. Accounts Receivable are presented net of an allowance of $7.9 million and $7.4 million at August 31, 2007 and 2006, respectively.

Shipping and Handling Costs:    The Company records costs associated with shipping its products within cost of products sold.

Research and Development Costs:    Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products totaled approximately $11.6 million, $9.7 million and $8.7 million in fiscal 2007, 2006 and 2005, respectively.

Other Income/Expense:    Other income and expense primarily consists of foreign exchange gains and losses and royalties. During fiscal 2005, the Company recognized a non-recurring $2 million settlement gain on the reimbursement of a tax refund to a former subsidiary.

Financing Costs:    Financing costs represent interest expense, financing fees, amortization of debt issuance costs and accounts receivable financing costs, net of interest income earned.

Income Taxes:    The Company uses the liability method to record deferred income tax assets and liabilities relating to the expected future income tax consequences of transactions that have been recognized in the Consolidated Financial Statements. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between financial statement carrying amounts and income tax basis of assets and liabilities using tax rates in effect in the years in which temporary differences are expected to reverse.

Foreign Currency Translation:    The financial statements of the Company’s foreign operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

appropriate weighted average exchange rate for each applicable period for revenues, expenses, and gains and losses. Translation adjustments are reflected in the Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Equity caption, “Accumulated other comprehensive income (loss).” Net losses resulting from foreign currency transactions were $0.7 million, $2.0 million, and $1.4 million in fiscal 2007, 2006 and 2005, respectively, and are recorded in “Other (income) expense, net” in the Consolidated Statements of Earnings.

Use of Estimates:    The Company has recorded reserves or allowances for customer returns and discounts, doubtful accounts, inventory, incurred but not reported medical claims, environmental issues, warranty claims, workers compensation claims, product and non-product litigation, and incentive compensation. These reserves require the use of estimates and judgment. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The Company believes that such estimates are made with consistent and appropriate methods. Actual results may differ from these estimates under different assumptions or conditions.

Accounting for Derivatives and Hedging Activities:    All derivatives are recognized on the balance sheet at their estimated fair value. On the date a derivative contract is entered into, the Company designates the derivative as a hedge of a recognized asset or liability (“fair value” hedge), a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge), or a hedge of the net investment in a foreign operation. The Company does not enter into derivatives for speculative purposes. Changes in the fair value of a derivative that qualify as a fair value hedge are recorded in earnings along with the gain or loss on the hedged asset or liability. Changes in the fair value of a derivative that qualifies as a cash flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows. Changes in the fair value of a derivative used to hedge the net investment in a foreign operation are recorded in the “Accumulated other comprehensive income (loss)” accounts within shareholders’ equity.

In January 2005, the Company entered into interest rate swap contracts that have a total notional value of $100.0 million and have maturity dates of December 22, 2009. These interest rate swap contracts will pay the Company variable interest at the three month LIBOR rate, and the Company will pay the counterparties a fixed interest rate of 4.10%. These interest rate swap contracts were entered into to convert $100.0 million of the variable rate term loan under the senior credit facility into fixed rate debt. Based on the terms of the interest rate swap contracts and the underlying debt, these interest rate contracts were determined to be effective, and thus qualify as a cash flow hedge. As such, any changes in the fair value of these interest rate swaps are recorded in “Accumulated other comprehensive income (loss)” on the accompanying Consolidated Balance Sheets until earnings are affected by the variability of cash flows. The total fair value of these interest rate swap contracts is $1.6 million at August 31, 2007, and the Company has recorded this in other long-term assets in the accompanying Consolidated Balance Sheets.

The Company has significant investments in foreign subsidiaries, and the net assets of these subsidiaries are exposed to currency exchange rate volatility. In August 2006 and May 2007, the Company entered into cross-currency interest rate swap agreements (the “agreements”) between the U.S. dollar and the Euro to hedge its net investment in European subsidiaries. The agreements have a total notional value of €125.0 million ($163.7 million equivalent) and a maturity date of November 30, 2009. All agreements contain an embedded interest rate swap for which the counterparty pays the Company a variable interest at the three month LIBOR rate, and the Company will pay the counterparties variable interest at the three month EURIBOR rate. At the fiscal years ended August 31, 2007 and 2006, $6.5 million and $0.1 million of net losses related to the hedge of the net investment were included in “Accumulated other comprehensive income (loss)”, respectively, with the offset being included as long-term debt in the accompanying Consolidated Balance Sheets.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Although the Company regularly hedges certain commodity risks, the Company was not a party to any other significant derivative contracts at August 31, 2007.

Fair Value of Financial Instruments:    The fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings and its variable rate long-term debt approximated book value as of August 31, 2007 and 2006 due to their short-term nature and the fact that the interest rates approximated year-end market rates of interest. The fair value of the Company’s outstanding $150.0 million 2% Convertible Senior Subordinated Debentures at August 31, 2007 was estimated to be $236.2 million based on quoted market prices. The fair value of the Company’s outstanding $250.0 million of Senior Notes at August 31, 2007 was estimated to be $240.0 million based on the quoted market price.

New Accounting Pronouncements:    In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No.’s 133 and 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued by the Company after the beginning of fiscal 2008. We do not anticipate any impact on our consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the way companies are to account for uncertainty in income tax reporting and filing and prescribes a consistent recognition threshold and measurement attribute for recognizing, derecognizing, and measuring the tax benefits of a tax position taken, or expected to be taken, on a tax return. Any change in net assets as a result of adopting the new standard is required to be recorded as a cumulative effect adjustment to the Company’s opening retained earnings balance as of September 1, 2007. While the Company is continuing to evaluate the impact of this Interpretation and guidance on its application, it currently estimates the adoption of FIN 48 will increase the amount recorded by the company for uncertain tax positions by approximately $9 million. This increase will be recorded as an adjustment to opening retained earnings, as of September 1, 2007.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires that we recognize the funded status of our defined benefit and other postretirement benefit plans in our August 31, 2007 balance sheet, with changes in the funded status recognized through comprehensive income, net of tax, in the year in which they occur. The impact of adopting SFAS No. 158 on August 31, 2007, reduced total assets by $1.7 million, reduced total liabilities by $4.5 million, and increased total stockholders’ equity by $2.8 million.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for the Company’s 2009 fiscal year, although early adoption is permitted. We are currently assessing the potential impact of SFAS No. 157 on our consolidated financial statements.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (SFAS 159). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option permits a company to choose to measure eligible items at fair value at specified election dates. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings after adoption. SFAS No. 159 will be effective for us beginning in fiscal 2009. We are currently evaluating the impact SFAS No. 159 could have on our consolidated financial statements.

Note 2.    Acquisitions

The Company completed five business acquisitions during the fiscal year ended August 31, 2007, four acquisitions in fiscal 2006 and five acquisitions in fiscal 2005. All of these transactions were accounted for using the purchase method of accounting; therefore, the results of operations are included in the accompanying Consolidated Financial Statements only since their acquisition dates. All of these acquisitions resulted in the recognition of goodwill in the Company’s Consolidated Financial Statements because the purchase prices reflect the future earnings and cash flow potential of these companies, as well as the complementary strategic fit and resulting synergies these businesses bring to existing operations. The Company is continuing to evaluate the initial purchase price allocations for the acquisitions completed during fiscal 2007, and will adjust the allocations as additional information relative to the fair values of the assets and liabilities of the acquired businesses become known.

Fiscal 2007

On June 29, 2007, the Company acquired BH Electronics, Inc. (“BH”) for approximately $30.0 million. Headquartered in Munford, Tennessee, BH produces dashboard control panels and electronic assembly systems, primarily for the recreational boating market. BH is included in the Specialty Electrical product line of our Electrical segment. The preliminary purchase price allocation resulted in $14.4 million assigned to goodwill (which is not currently deductible for tax purposes), $2.8 million assigned to tradenames, $0.1 million assigned to non-compete agreements, and $9.3 million assigned to customer relationships. The amounts assigned to non-compete agreements and customer relationships are being amortized over 3 and 15 years, respectively.

On April 16, 2007, the Company acquired T.T. Fijnmechanica B.V. (“TTF”) for approximately $23.0 million. Headquartered in Roermond, The Netherlands, TTF supplies products and systems for use in the bridge building, infrastructure, and heavy lifting markets. Products include wedges, anchor heads, multi-strand jacks, and heavy lifting systems. TTF is included in the High Force Hydraulic Tools product line of our Industrial segment. The preliminary purchase price allocation resulted in $11.7 million assigned to goodwill (which is not currently deductible for tax purposes), $2.7 million assigned to tradenames, $0.7 million assigned to non-compete agreements, and $6.8 million assigned to customer relationships. The amounts assigned to non-compete agreements, and customer relationships are being amortized over 3 and 15 years, respectively.

On January 22, 2007, the Company acquired all of the outstanding stock of Injectaseal Deutschland GmbH (“Injectaseal”) for $13.0 million. Headquartered in Kerpen, Germany, Injectaseal provides leak management, on-site machining, pipeline intervention, and safety valve testing services primarily to Western European oil & gas and power generation companies. Injectaseal is included in the Joint Integrity product line of our Industrial segment. The preliminary purchase price allocation resulted in $11.2 million assigned to goodwill (which is not currently deductible for tax purposes), $0.1 million assigned to non-compete agreements, and $1.8 million assigned to customer relationships. The amounts assigned to the non-compete agreements and the customer relationships are being amortized over 3 years and 15 years, respectively.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 5, 2007, the Company acquired all of the outstanding stock of Veha Haaksbergen B.V. (“Veha”) for $5.0 million, net of cash acquired. Headquartered in Haaksbergen, The Netherlands, Veha manufactures a wide range of machined products, including hydraulic cylinders. Veha is included in the High Force Hydraulic Tools product line of our Industrial segment. The preliminary purchase price allocation resulted in $2.5 million assigned to goodwill (which is not currently deductible for tax purposes), $0.2 million to non-compete agreements and $0.5 million assigned to customer relationships. The amounts assigned to the non-compete agreements and customer relationships are being amortized over 3 years and 10 years, respectively.

On December 22, 2006, the Company acquired all of the outstanding stock of Maxima Technologies (“Maxima”) for $91.0 million, including the assumption of approximately $1.9 million of Maxima’s debt. Maxima, headquartered in Lancaster, Pennsylvania, is a global electronics company specializing in custom-engineered and standard vehicle instrumentation, controls, components, and systems for low-to-medium volume severe-duty applications. Maxima serves the marine, agricultural, construction equipment, industrial, specialty vehicle, and automotive aftermarket. Maxima is included in the Other product line of our Engineered Products segment. The preliminary purchase price allocation resulted in $45.9 million assigned to goodwill (which is not currently deductible for tax purposes), $7.7 million assigned to tradenames, $6.8 million assigned to patents, and $19.3 million assigned to customer relationships. The amounts assigned to patents and customer relationships are being amortized over periods of 10 and 15 years, respectively.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition for the businesses acquired during the fiscal year ended August 31, 2007:

Total
Accounts receivable, net	$18,367
Inventories	21,684
Other current assets	1,220
Property, plant & equipment	24,913
Goodwill	85,630
Other intangible assets	58,868
Other long-term assets	13
Trade accounts payable	(12,575)
Other current liabilities	(11,447)
Other long-term liabilities	(25,967)

Cash paid, net of cash acquired	$160,706

In addition to the $160.7 million of cash used for these five acquisitions in 2007, the Company paid approximately $2.3 million in earn-out and other related payments which was recorded as an increase to goodwill.

Fiscal 2006

On August 17, 2006, the Company acquired all of the outstanding stock of Actown-Electrocoil, Inc. for $23.8 million, net of cash acquired. Actown, based in Spring Grove, Illinois, produces custom transformers, coils, neon transformers and LED lighting systems to global OEMs including low-voltage lighting, construction, factory automation, wireless communication and power generation. Actown is included in the Professional Electrical product line of our Electrical segment. The purchase price allocation resulted in $11.9 million assigned to goodwill (which is not currently deductible for tax purposes), $5.4 million assigned to tradenames, and $1.1 million assigned to customer relationships. These balances have been adjusted since the preliminary estimates

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

included in the Company’s August 31, 2006 balance sheet due to the receipt of a third-party valuation of the business during the first quarter of fiscal 2007. The amount assigned to customer relationships is being amortized over 10 years.

On April 28, 2006, the Company acquired all of the outstanding stock of Precision Sure-Lock (“PSL”) for $42.3 million, net of cash acquired. PSL, based in Dallas, Texas, produces concrete pre- and post-tensioning products including chucks and wedges, stressing jacks, and anchors used in residential, commercial, and public works concrete construction, underground mining, and ground stabilization. PSL is included in the High Force Hydraulic Tools product line of our Industrial segment. The purchase price allocation resulted in $26.5 million assigned to goodwill (which is not currently deductible for tax purposes), $8.5 million assigned to tradenames, and $7.8 million assigned to customer relationships. The amount assigned to customer relationships is being amortized over 15 years.

On April 21, 2006, the Company acquired all of the outstanding stock of D. L. Ricci (“Ricci”) for $52.4 million, net of cash acquired. Ricci, based in Red Wing, Minnesota, sells and rents portable machining equipment and provides industrial field service for power plants, refineries, chemical plants, offshore drilling rigs, mines and other industrial applications. Ricci is included in the Joint Integrity product line of our Industrial segment. The purchase price allocation resulted in $27.5 million assigned to goodwill (which is deductible for tax purposes), $5.0 million assigned to tradenames, $5.1 million assigned to patents, $0.4 million assigned to non-compete agreements and $8.4 million assigned to customer relationships. The amounts assigned to patents, non-compete agreements and customer relationships are being amortized over periods of 15, 5 and 20 years, respectively.

On December 16, 2005, the Company acquired all of the outstanding stock of B.E.P. Marine Limited (“B.E.P. Marine” or the “B.E.P. acquisition”) for $7.6 million of cash. B.E.P. Marine, based in Auckland, New Zealand, provide control panels, digital monitoring systems, battery switches and battery distribution products, waterproof switch panels, and gas detectors primarily to original equipment manufacturer (OEM) boat builders and the marine aftermarket. B.E.P.’s product offering complements the existing product line offered by and included in our Specialty Electrical product line of our Electrical segment. The purchase price allocation resulted in $3.9 million assigned to goodwill (which is not currently deductible for tax purposes), $0.9 million assigned to tradenames, $0.6 million assigned to patents, and $0.7 million assigned to customer relationships. The amounts assigned to patents and customer relationships are being amortized over periods of 11 years and 10 years, respectively.

Fiscal 2005

On May 17, 2005, the Company acquired all of the outstanding stock of Hydratight Sweeney (“Hydratight Sweeney” or the “Hydratight Sweeney Acquisition”) for $94.4 million of cash (net of $0.8 million of cash acquired). Hydratight Sweeney, headquartered in Birmingham, United Kingdom, manufactures and provides products and services to the oil & gas, power generation, industrial, and other end user markets and is included in the Joint Integrity product line within our Industrial segment. The preliminary purchase price allocation resulted in $50.7 million assigned to goodwill (which is not deductible for tax purposes), $14.2 million assigned to tradenames, $5.3 million assigned to patents, and $15.2 million assigned to customer relationships. The amounts assigned to patents and customer relationships are being amortized over periods of fifteen and twenty years, respectively. During fiscal 2006, a $3.3 million purchase accounting adjustment was made to increase goodwill and decrease the customer relationship intangible asset. The adjustment reflects changes in the underlying third-party valuations.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 27, 2004, the Company acquired all of the outstanding stock of Key Components, Inc. (“KCI” or the “KCI Acquisition”) for approximately $316.9 million (including the assumption of $80.8 million of debt less $2.2 million of acquired cash). KCI is the holding company for six businesses that provide products for a diverse array of end-user markets offered under established brand names including Acme Electric, B.W. Elliott, Gits Manufacturing, Marinco, and Turner Electric. The operating businesses have been included in the following segments: two in Electrical, two in Actuation Systems and the remaining two in Engineered Products. The transaction was funded through the issuance of $250.0 million of term loans under the Company’s senior credit facility and the $134.4 million of net proceeds from a public offering of Class A Common Stock. See Note 6, “Debt,” and Note 10, “Capital Stock,” for further information on these financing transactions. The purchase price allocation resulted in $199.0 million assigned to goodwill (which is not currently deductible for tax purposes), $3.1 million to patents, $42.0 million to customer lists, and $68.8 million to tradenames. The amounts assigned to patents and customer lists are being amortized over weighted average periods of 8 and 19 years, respectively, and the amounts assigned to tradenames have been determined to have indefinite lives and as a result, are not subject to amortization.

The Company also acquired the following three entities in three distinct transactions in fiscal 2005 for an aggregate cash cost of $53.7 million:

•	Hedley Purvis, based in Morpeth, United Kingdom, a manufacturer of products and provider of rental, manpower, and other services to the joint integrity markets.

•	A.W. Sperry Instruments, a United States supplier of electrical test meters and instruments.

•	Yvel, S.A., based in Paris, France, a leading provider of hydraulic latches to the European cab-over-engine heavy-duty truck market.

Goodwill recognized in these three transactions amounted to $32.8 million, $10.0 million of which is currently deductible for tax purposes. Goodwill was assigned to the Industrial, Electrical, and Actuation Systems segments in the amounts of $20.3, $5.6 and $6.9 million, respectively.

The following unaudited pro forma results of operations of the Company give effect to all acquisitions completed since September 1, 2004 as though the transactions and related financing activities had occurred on September 1, 2004.

	Fiscal Year Ended August 31,
	2007	2006	2005
Net sales
As reported	$1,458,748	$1,201,158	$976,066
Pro forma	1,518,113	1,389,502	1,312,316
Net earnings
As reported	$104,952	$92,588	$71,251
Pro forma	104,854	95,245	81,758
Basic earnings per share
As reported	$1.92	$1.71	$1.37
Pro forma	1.92	1.76	1.50
Diluted earnings per share
As reported	$1.69	$1.50	$1.21
Pro forma	1.69	1.55	1.33

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3.    Restructuring Reserves

The Company initiated plans to restructure its European Electrical product line within the Electrical segment during the fourth quarter of fiscal 2006. These plans were designed to reduce operating costs and increase profitability. These plans are separate from the previously disclosed Kopp restructuring plan begun in 2003, which reduced administrative and operational costs at the time of the Kopp acquisition.

A rollforward of the restructuring reserve follows (in thousands):

Accrued restructuring costs as of August 31, 2005	$1,558
Restructuring charges	4,910
Write-off of fixed assets deemed impaired	(970)
Cash payments	(1,116)
Currency impact	22

Accrued restructuring costs as of August 31, 2006	4,404
Restructuring charges	5,395
Cash payments	(7,539)
Currency impact and other	(110)

Accrued restructuring costs as of August 31, 2007	$2,150

The remaining $2.2 million of accrued restructuring costs at August 31, 2007 primarily represents severance cost and will be paid over the next fiscal year.

In connection with the KCI Acquisition in December 2004, the Company committed to a plan to close KCI’s corporate headquarters and terminate all of the related employees. The restructuring reserve of $1.8 million, primarily for severance payments to terminated employees, was recorded in the purchase price allocation. No amounts remain outstanding under this plan as of August 31, 2007.

Note 4.    Accounts Receivable Securitization

The Company maintains an accounts receivable securitization program whereby it sells certain of its trade accounts receivable to a wholly owned, bankruptcy-remote special purpose subsidiary which, in turn, sells participating interests in its pool of receivables to a third-party financial institution (the “Purchaser”). The Purchaser receives an ownership and security interest in the pool of receivables. New receivables are purchased by the special purpose subsidiary and participation interests are resold to the Purchaser as collections reduce previously sold participation interests. The Company has retained collection and administrative responsibilities on the participation interests sold. The Purchaser has no recourse against the Company for uncollectible receivables; however, the Company’s retained interest in the receivable pool is subordinate to the Purchaser and is recorded at fair value. Due to a short average collection cycle of approximately 60 days for such accounts receivable and the Company’s collection history, the fair value of the Company’s retained interest approximates book value. Book value of accounts receivable in the accompanying Consolidated Balance Sheets is comprised of the gross accounts receivable retained interest less a reserve for doubtful accounts, which is calculated based on a review of the specific receivable issues and supplemented by a general reserve based on past collection history. The retained interest recorded at August 31, 2007 and 2006 is $47.2 million and $41.5 million, respectively, and is included in accounts receivable in the accompanying Consolidated Balance Sheets. The securitization program has a final maturity in May 2008, subject to annual renewal by the Purchaser. The Company amended its securitization program in May 2007 to increase capacity from $60 million to $65 million.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Trade accounts receivables sold and being serviced by the Company totaled $56.5 million and $50.0 million at August 31, 2007 and August 31, 2006, respectively.

Sales of trade receivables from the special purpose subsidiary totaled $403.2 million, $367.5 million, and $288.5 million for the years ended August 31, 2007, 2006, and 2005, respectively. Cash collections of trade accounts receivable balances in the total receivable pool (including both sold and retained portions) totaled $709.2 million, $597.7 million, and $440.5 million for the years ended August 31, 2007, 2006, and 2005, respectively.

The accounts receivables securitization program is accounted for as a sale in accordance with FASB Statement No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a Replacement of FASB Statement No. 125.” Sales of trade receivables are reflected as a reduction of accounts receivable in the accompanying Consolidated Balance Sheets and the proceeds received are included in cash flows from operating activities in the accompanying Consolidated Statements of Cash Flows.

The following table provides additional information about delinquencies and net credit losses for trade accounts receivable subject to the accounts receivable securitization program.

	Balance Outstanding August 31,		Balance Outstanding 60 Days or More Past Due August 31,		Net Credit Losses Year Ended August 31,
	2007	2006	2007	2006	2007	2006
Trade accounts receivable subject to securitization program	$103,706	$91,511	$6,963	$7,141	$968	$697
Trade accounts receivable balances sold	56,518	49,963

Retained Interest	$47,188	$41,548

Accounts receivable financing costs of $3.2 million, $2.4 million, and $1.3 million for the years ended August 31, 2007, 2006 and 2005, respectively, are included in financing costs, net in the accompanying Consolidated Statements of Earnings.

Note 5.    Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the years ended August 31, 2007 and 2006 are presented in the following table:

	Industrial	Electrical	Actuation Systems	Engineered Products	Total
Balance as of August 31, 2005	$67,964	$173,012	$168,684	$18,625	$428,285
Businesses acquired	53,785	14,820	—	—	68,605
Purchase accounting adjustments	3,963	289	(149)	69	4,172
Currency impact	3,443	546	342	35	4,366

Balance as of August 31, 2006	129,155	188,667	168,877	18,729	505,428
Businesses acquired	25,378	14,380	—	45,872	85,630
Purchase accounting adjustments	29	1,172	—	(198)	1,003
Currency impact	4,673	1,744	783	580	7,780

Balance as August 31, 2007	$159,235	$205,963	$169,660	$64,983	$599,841

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The gross carrying amount and accumulated amortization of the Company’s intangible assets that have defined useful lives and are subject to amortization as of August 31, 2007 and 2006 are as follows:

	August 31, 2007			August 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer Relationships	$120,505	$15,181	$105,324	$85,095	$7,999	$77,096
Patents	44,922	18,284	$26,638	38,162	14,947	23,215
Trademarks	6,437	3,041	$3,396	6,378	2,556	3,822
Non-compete agreements	1,930	781	$1,149	1,634	582	1,052
Other	656	583	$73	808	565	243

Total	$174,450	$37,870	$136,580	$132,077	$26,649	$105,428

The gross carrying amount of the Company’s intangible assets that have indefinite lives and are not subject to amortization as of August 31, 2007 and 2006 are $123.8 million and $105.5 million, respectively. These assets are comprised of acquired tradenames.

The increase in the gross carrying amounts of goodwill and other intangible assets is the result of acquisitions completed in the current fiscal year and the impact of changes in foreign currency rates. See Note 2, “Acquisitions,” for additional details.

Amortization expense recorded on the intangible assets for the years ended August 31, 2007, 2006 and 2005 was $10.9 million, $7.7 million and $5.2 million respectively. Amortization expense for future years is estimated to be as follows: $12.0 million in fiscal 2008, $12.0 million in fiscal 2009, $11.7 million in fiscal 2010, $11.3 million in fiscal 2011, $11.0 million in fiscal 2012, and $78.6 million thereafter.

Note 6.    Debt

Long-term Debt:    The Company’s long-term indebtedness at the end of its two most recently completed fiscal years was as follows:

	August 31, 2007	August 31, 2006
Commercial paper	$—	$42,226
Revolver	—	38,000
Term loan	155,000	250,000
Senior notes	249,039	—
Other	7,618	26

Sub-total—Senior indebtedness	411,657	330,252
Convertible senior subordinated debentures (“2% Convertible Notes”), due 2023	150,000	150,000

Total debt, excluding short-term borrowings	561,657	480,252
Less: current maturities of long-term debt	(519)	(18,896)

Total long-term debt, less current maturities	$561,138	$461,356

The Company’s senior credit facility, as amended, provides for $155.0 million of term loans in addition to a $250.0 million revolver. The term loans mature on December 22, 2009 while the revolver matures on February 19,

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2009. At August 31, 2007, the remaining $155.0 million outstanding term loans carried an interest rate of 6.355%, which represented LIBOR plus a 1.0% borrowing spread. All senior credit facility borrowings are subject to a pricing grid, which can result in further increases or decreases to the borrowing spread on a quarterly basis, depending on the Company’s debt to EBIDTA leverage ratios. In addition, a non-use fee is payable quarterly on the average unused credit line under the revolver. At August 31, 2007, the non-use fee was 0.20%. The senior credit facility contains customary limits and restrictions concerning investments, sales of assets, liens on assets, fixed charge coverage ratios, maximum leverage, dividends and other restricted payments. As of August 31, 2007, the Company was in compliance with all debt covenants.

There were no commercial paper borrowings outstanding at August 31, 2007. Total commercial paper outstanding cannot exceed $100.0 million under the terms of the senior credit facility. The revolver provides the liquidity backstop for outstanding commercial paper. Given the long term nature of the revolver backstop, all outstanding commercial paper is classified as a component of long-term debt. The combined outstanding balance of the revolver and any outstanding commercial paper cannot exceed $250.0 million. The unused and available credit line under the revolver at August 31, 2007 was approximately $250.0 million.

On June 12, 2007, the Company issued $250.0 million of 6.875% Senior Notes (the “6.875% Senior Notes”) at an approximate $1.0 million discount, generating net proceeds of $249.0 million. The Senior Notes were issued at a price of 99.607% to yield 6.93%, and require no principal installments prior to their June 15, 2017 maturity. The approximate $1.0 million initial issuance discount is being amortized through interest expense over the 10 year life of the Senior Notes. The net proceeds from the 6.875% Senior Notes were used to reduce the outstanding term loans under the senior credit facility from $400.0 million to $155.0 million.

In November 2003, the Company sold $150.0 million aggregate principal amount of Convertible Senior Subordinated Debentures due November 15, 2023 (the “2% Convertible Notes”). The 2% Convertible Notes bear interest at a rate of 2.0% annually which is payable on November 15 and May 15 of each year. Beginning with the six-month interest period commencing November 15, 2010, holders will receive contingent interest if the trading price of the 2% Convertible Notes equals or exceeds 120% of their underlying principal amount over a specified trading period. If payable, the contingent interest shall equal 0.25% of the average trading price of the 2% Convertible Notes during the five days immediately preceding the applicable six-month interest periods. The Company has the right to force conversion of all or part of the 2% Convertible Notes on or after November 20, 2010. The 2% Convertible Notes are convertible into shares of the Company’s Class A common stock at a conversion rate of 50.1126 shares per $1,000 of principal amount, which equals a conversion price of approximately $19.96 per share (subject to adjustment).

Interest rate swaps:

In January 2005, the Company entered into interest rate swap contracts that have a aggregate notional value of $100.0 million and have maturity dates of December 22, 2009. These interest rate swap contracts will pay the Company variable interest at the three month LIBOR rate, and the Company will pay the counterparties a fixed interest rate of 4.10%.

In August 2006, the Company entered into cross-currency interest rate swap agreements between the U.S. dollar and the euro to hedge its net investment in European subsidiaries. In May 2007, the Company entered into further cross-currency interest rate swap agreements to hedge additional exposure on its net investments in European subsidiaries. The cross-currency interest rate swap agreements have a total notional value of €125.0 million ($163.7 million equivalent) and a maturity date of November 30, 2009. The net losses on the agreements fair value of $6.5 million and $0.1 million in fiscal 2007 and 2006, respectively, are included within long-term debt.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Short-term Borrowings:    Short-term borrowings consist of foreign subsidiary overdraft borrowings. Certain of the Company’s foreign subsidiaries are parties to unsecured non-committed lines of credit with various banks. Interest rates vary depending on the currency being borrowed.

Aggregate Maturities:    Long-term debt outstanding at August 31, 2007, including current maturities of long-term debt, is payable as follows: $0.5 million in fiscal 2008; $0.1 million in fiscal 2009; $161.6 million in fiscal 2010; $0 in fiscal 2011; $0 in 2012; and $249.5 million thereafter. The maturity schedule assumes we will force conversion on the 2% Convertible Notes in fiscal 2011.

The Company made cash interest payments of $28.3 million, $23.1 million, and $14.6 million in fiscal 2007, 2006 and 2005, respectively.

Note 7.    Leases

The Company leases certain facilities, computers, equipment and vehicles under various lease agreements generally over periods of one to twenty years. Under most arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Many of the leases include provisions that enable the Company to renew the lease based upon fair value rental rates on the date of expiration of the initial lease. It is the Company’s policy not to enter into capital leases.

Future obligations under non-cancelable operating leases in effect at August 31, 2007 are as follows: $18.9 million in fiscal 2008; $15.5 million in fiscal 2009; $12.6 million in fiscal 2010; $9.8 million in fiscal 2011; $7.2 million in fiscal 2012; and $24.8 million thereafter. Total rental expense under operating leases was $25.0 million, $20.3 million and $16.7 million in fiscal 2007, 2006 and 2005, respectively.

The Company is also contingently liable for certain leases entered into by a former subsidiary. See Note 14, “Contingencies and Litigation,” for further information.

Note 8.    Employee Benefit Plans

Effective August 31, 2007, the Company adopted SFAS No. 158. SFAS No. 158 requires the recognition of the funded status of defined benefit and other postretirement benefit plans in the accompanying Consolidated Balance Sheets, with changes in the funded status recognized through “Accumulated other comprehensive income (loss),” net of tax. SFAS No. 158 also requires the measurement of the funded status to be the same as the balance sheet date by 2008. The Company currently uses fiscal year-end (August 31) as its measurement date. SFAS No. 158 does not change the amount of net periodic benefit cost included in the Company’s Consolidated Statements of Earnings.

The impact of adopting SFAS No. 158 on the Consolidated Balance Sheets at August 31, 2007 is summarized in the following table:

	Before Application of SFAS No. 158	Incremental Effect of Application SFAS.158	After Application of SFAS No.158
Deferred Income Taxes (asset)	$16,487	$(1,660)	$14,827
Total Assets	1,502,436	(1,660)	1,500,776
Pension and Postretirement Benefit Liabilities	31,922	(4,485)	27,437
Accumulated Other Comprehensive Income (Loss)	10,050	2,826	12,876
Total Shareholders’ Equity	497,095	2,826	499,921
Total Liabilities and Shareholders’ Equity	1,502,436	(1,660)	1,500,776

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Domestic Defined Benefit Pension and Other Postretirement Benefit Plans

The Company provides defined benefit pension and other postretirement benefits only to certain existing and former employees of domestic businesses it acquired that were entitled to those benefits prior to acquisition. At August 31, 2007, the defined benefit plans consist of three plans. Most of the defined benefit pension plans are frozen, and as a result, the majority of the plan participants no longer earn additional benefits.

At August 31, 2007, the postretirement medical plans consist of four plans, each of which is unfunded. Two of the plans require plan participants to make contributions to defray a portion of the cost, while the other two plans do not require retiree contributions.

The following table provides detail of changes in the projected benefit obligations, the fair value of plan assets and the funded status of the Company’s domestic defined benefit pension and postretirement benefit plans as of the Company’s August 31 measurement date.

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	Year Ended August 31,		Year Ended August 31,
	2007	2006	2007	2006
Reconciliation of benefit obligations:
Benefit obligation at beginning of year	$37,494	$40,664	$4,157	$4,690
Service cost	83	76	24	22
Interest cost	2,200	2,096	240	235
Actuarial gain	(876)	(3,525)	(257)	(546)
Plan participant contributions	—	—	290	236
Benefits paid	(1,942)	(1,817)	(647)	(480)

Benefit obligation at end of year	$36,959	$37,494	$3,807	$4,157

Reconciliation of plan assets:
Fair value of plan assets at beginning of year	$30,854	$29,729	$—	$—
Actual return on plan assets	3,777	2,621	—	—
Company contributions	764	321	357	244
Plan participant contributions	—	—	290	236
Benefits paid from plan assets	(1,942)	(1,817)	(647)	(480)

Fair value of plan assets at end of year	$33,453	$30,854	$—	$—

Funded status of the plans	$(3,506)	$(6,640)	$(3,807)	$(4,157)

Amounts recognized in the balance sheet:
Current liabilities	$275	$275	$400	$400
Non-current liabilities	3,231	1,630	3,407	7,819

Total liabilities	$3,506	$1,905	$3,807	$8,219

Amounts recognized in accumulated other comprehensive income:
Actuarial net loss (gain)	$1,377	$3,039	$(2,478)	$—
Prior service cost	—	—	—	—

Total amounts recognized in accumulated other comprehensive income	$1,377	$3,039	$(2,478)	$—

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides detail on the Company’s net periodic benefit costs:

	Defined Benefit Pension Plans			Other Postretirement Benefit Plans
	Year ended August 31,			Year ended August 31,
	2007	2006	2005	2007	2006	2005
Components of net periodic benefit cost:
Service cost	$83	$76	$376	$24	$22	$16
Interest cost	2,200	2,096	1,773	240	235	249
Expected return on assets	(2,524)	(2,427)	(1,898)	—	—	—
Amortization of actuarial loss/(gain)	147	444	428	(473)	(390)	(386)

Benefit cost (credit)	$(94)	$189	$679	$(209)	$(133)	$(121)

Weighted-average assumptions used to determine benefit obligations as of August 31 and weighted-average assumptions used to determine net periodic benefit cost for the years ended August 31 are as follows:

	Defined Benefit Pension Plans			Other Postretirement Benefit Plans
	2007	2006	2005	2007	2006	2005
Assumptions for benefit obligations:
Discount rate	6.25%	6.00%	5.25%	6.25%	6.00%	5.25%

Assumptions for net periodic benefit cost:
Discount rate	6.00%	5.25%	6.00%	6.00%	5.25%	6.25%
Expected return on plan assets	8.50%	8.50%	8.50%	n/a	n/a	n/a

The accumulated benefit obligation is the actuarial present value of benefits based on service rendered and current and past compensation levels. This differs from the projected benefit obligation in that it includes no assumption about future compensation levels. There is no difference between the accumulated and projected benefit obligations of the Company’s domestic defined benefit pension plans because the majority of these plans are frozen and plan participants therefore do not earn future benefits. For the limited number of employees who do earn future benefits, the benefit is not based on future salary levels, and therefore, compensation changes do not impact the liability.

The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets at a prudent level of risk. The investment portfolio contains a diversified blend of equity and fixed income investments. Within the equity allocation, a blend of growth and value investments are maintained in a variety of market capitalizations and diversified between U.S. and non-U.S. stocks. The Company’s targeted asset allocation as a percentage of total market value is 60% to 80% equity securities and the remainder fixed income securities and cash. Additionally, cash balances are maintained at levels adequate to meet near-term plan expenses and benefit payments. Investment risk is measured and monitored on an ongoing basis through semi-annual investment portfolio reviews.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company pension plan asset investment allocations at August 31, 2007 and 2006, by asset category are summarized below:

	August 31, 2007	August 31, 2006
Equity securities	$23,780	$23,167
Fixed income securities	9,328	7,382
Cash	345	305

Total	$33,453	$30,854

The Company’s overall expected long-term rate of return on assets is 8.50%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The return is based on historical returns adjusted to reflect the current view of the long-term investment market.

Projected benefit payments out of plan assets to participants in the Company’s defined pension plans and other postretirement plans are as follows:

Years Ended August 31,	Defined Pension Plans	Other Postretirement Plans
2008	$1,977	$373
2009	2,064	402
2010	2,107	387
2011	2,176	353
2012	2,244	332
2013-2017 (in total)	12,819	1,553

The Company made a $1.6 million contribution to its defined pension plans in early fiscal 2008. The Company anticipates contributing to the plan $0 million in fiscal 2009 and $0.1 million in both fiscal 2010 and 2011.

The health care cost trend rate used in the actuarial calculations for other postretirement benefit plans was 9%, trending downward to 5% by the year 2011, and remaining level thereafter. A one percentage-point increase or decrease in the assumed health care cost trend rate would increase or decrease the postretirement benefit obligation by approximately $0.3 million and would not have a material effect on aggregate service and interest cost components.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Defined Benefit Pension Plans

The Company maintains nine separate defined benefit pension plans for certain employees in various foreign countries. Unlike existing U.S. pension plans, future benefits are earned with respect to the foreign plans. The following table provides detail of aggregate changes in the projected benefit obligations, changes in the fair value of plan assets and funded status as of the Company’s August 31 measurement date.

	Foreign Defined Benefit Plans
	Year ended August 31,
	2007	2006
Reconciliation of benefit obligations:
Benefit obligation at beginning of year	$27,033	$26,926
Service cost	619	644
Interest cost	1,337	1,113
Actuarial gain	(2,641)	(1,649)
Benefits paid	(893)	(990)
Curtailment	(267)	—
Foreign exchange impact	1,657	989

Benefit obligation at end of year	$26,845	$27,033

Reconciliation of plan assets:
Fair value of plan assets at beginning of year	$5,499	$5,039
Actual return on plan assets	40	132
Company contributions	1,045	1,075
Benefits paid from plan assets	(893)	(990)
Foreign exchange impact	344	243

Fair value of plan assets at end of year	$6,035	$5,499

Funded status of the plans	$(20,810)	$(21,534)

Amounts recognized in the balance sheet:
Current liabilities	$817	$769
Non-current liabilities	19,993	18,362

Total liabilities	$20,810	$19,131

Amounts recognized in accumulated other comprehensive income:
Actuarial net loss (gain)	(38)	1,450
Prior service cost	—	—

Total amounts recognized in accumulated other comprehensive income	$(38)	$1,450

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides detail on the Company’s net periodic benefit costs for foreign defined benefit pension plans:

	Foreign Defined Benefit Plans
	Year ended August 31,
	2007	2006	2005
Components of net periodic benefit cost:
Service cost	$619	$644	$485
Interest cost	1,337	1,113	1,105
Expected return on assets	(266)	(264)	(190)
Amortization of actuarial (gain) loss	26	105	(2)
Other	(130)	—	—

Benefit cost	$1,586	$1,598	$1,398

Weighted-average assumptions used to determine benefit obligations as of August 31 and weighted-average assumptions used to determine net periodic benefit cost for the years ended August 31 are as follows:

	2007	2006	2005
Assumptions for benefit obligations:
Discount rate	5.21%	4.75%	3.99%
Rate of compensation increase	1.98%	1.75%	1.97%

Assumptions for net periodic benefit cost:
Discount rate	4.72%	4.15%	5.38%
Expected return on plan assets	5.19%	5.19%	3.34%
Rate of compensation increase	1.96%	1.75%	2.10%

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all foreign pension plans with accumulated benefit obligations in excess of plan assets were $25.0 million, $24.7 million, and $4.2 million, respectively, as of August 31, 2007, and $25.4 million, $25.1 million, and $3.9 million, respectively, as of August 31, 2006. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for all foreign pension plans with plan assets in excess of accumulated benefit obligations were $1.8 million, $1.6 million and $1.8 million, respectively, as of August 31, 2007. The plan assets consist primarily of participating units in common stock and bond funds. The Company’s overall expected long-term rate of return on assets is 5.25%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories.

Anticipated funding requirements by the Company to the foreign defined pension plans are as follows:

Years Ended August 31,	Cash Payments
2008	$1,103
2009	930
2010	1,001
2011	996
2012	1,710
2013-2017 (in total)	7,760

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Defined Contribution Benefit Plans

The Company maintains a 401(k) Plan for eligible U.S. employees (the “401(k) Plan”). Substantially all of the Company’s full-time U.S. employees are eligible to participate in the 401(k) Plan. Under plan provisions, the 401(k) plan administrator issues new shares of Class A Common Stock for Company contributions and allocates such shares to accounts set aside for each employee’s retirement. Employees generally may contribute up to 50% of their compensation to individual accounts within the 401(k) Plan. While contributions vary, the Company makes core contributions to employee accounts that generally equal 3% of each employee’s annual cash compensation, subject to IRS limitations. In addition, the Company matches approximately 25% of each employee’s contribution up to the employee’s first 6% earnings.

Company common stock contributions to defined contribution benefit plans totaled approximately $3.9 million, $3.7 million and $2.1 million during the years ended August 31, 2007, 2006 and 2005, respectively.

Deferred Compensation Plan

The Company maintains a deferred compensation plan to allow eligible U.S. employees to defer receipt of current compensation in order to provide future retirement benefits. Eligibility is limited to employees that earn compensation that exceeds certain pre-defined levels. Participants have the option to invest their deferrals in a fixed income investment at a specified interest rate, in Actuant Common Stock, or a combination of the two. The fixed income portion of the plan is currently unfunded, and therefore all compensation deferred under the plan is held by the Company and commingled with its general assets. Liabilities of $7.1 million and $4.5 million are included in “Other long-term liabilities” on the Consolidated Balance Sheets at August 31, 2007 and 2006, respectively, to reflect the unfunded portion of the deferred compensation liability. The Company recorded expense of $0.5 million and $0.3 million for the years ended August 31, 2007 and 2006, respectively. Actuant Common Stock issued by the Company to fund the plan is held in a rabbi trust. Company shares held by the rabbi trust are accounted for in a manner similar to treasury stock and are recorded at cost in “Stock held in trust” within shareholders’ equity with the corresponding deferred compensation liability also recorded within shareholders’ equity. Since no investment diversification is permitted within the trust, changes in fair value are not recognized. The shares held in the trust are included in both the basic and diluted earnings per share calculations. The cost of the shares held in the trust at August 31, 2007 was $0.6 million.

Long Term Incentive Plan

The Company adopted a long term incentive plan in July 2006 to provide certain executive officers with an opportunity to receive a lump sum cash incentive payment based on the attainment of Actuant Common Stock price appreciation targets over an 8 year period. The Company recorded expense of $1.1 million and $0.3 million for the years ended August 31, 2007 and 2006, respectively. A liability of $1.4 million and $0.3 million is included in “Other long-term liabilities” on the Consolidated Balance Sheets at August 31, 2007 and 2006, respectively. The minimum and maximum payments under the plan, depending on attainment of the stock price appreciation targets, are $0 million and $20 million, respectively.

Other Non-U.S. Benefit Plans

The Company contributes to a number of other retirement programs, primarily government mandated, for employees outside the United States. Benefit expense under these programs amounted to approximately $4.6 million, $3.1 million and $2.0 million in fiscal 2007, 2006 and 2005, respectively.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9.    Income Taxes

Income tax expense is summarized below:

	Year ended August 31,
	2007	2006	2005
Currently payable:
Federal	$21,284	$14,924	$15,032
Foreign	14,562	15,589	14,879
State	2,594	1,481	439

Subtotals	38,440	31,994	30,350

Deferred:
Federal	6,623	1,316	6,035
Foreign	1,666	114	(1,856)
State	52	(38)	483

Subtotals	8,341	1,392	4,662

Income tax expense	$46,781	$33,386	$35,012

Income tax expense recognized in the accompanying Consolidated Statements of Earnings differs from the amounts computed by applying the Federal income tax rate to earnings before income tax expense. A reconciliation of income taxes at the Federal statutory rate to the effective tax rate is summarized in the following table:

	Year ended August 31,
% of Pre-tax Earnings	2007	2006	2005
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of Federal effect	1.7%	1.2%	0.9%
Net effect of foreign tax rates and credits	(7.6)%	(6.2)%	(1.6)%
Foreign restructuring and valuation allowance	0.7%	(3.7)%	0.0%
Other items	1.0%	0.2%	(1.2)%

Effective tax rate	30.8%	26.5%	33.1%

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Temporary differences and carryforwards that gave rise to deferred tax assets and liabilities include the following items:

	Year ended August 31,
	2007	2006
Deferred income tax assets:
Operating loss and tax credit carryforwards	$22,692	$19,249
Compensation related reserves	6,824	3,161
Postretirement benefit accruals	5,084	12,553
Inventory items	3,498	4,741
Restructuring expenses	601	511
Deferred income	657	804
Book reserves and other items	9,820	15,848

Total deferred income tax assets	49,176	56,867
Valuation allowance	(17,993)	(14,191)

Net deferred income tax assets	31,183	42,676
Deferred income tax liabilities:
Depreciation and amortization	107,935	80,428
2% Convertible Notes interest	11,915	8,793
Other items	95	4,842

Deferred income tax liabilities	119,945	94,063

Net deferred income tax (liability) asset	$(88,762)	$(51,387)

The valuation allowance primarily represents a reserve for foreign and domestic state loss carryforwards for which utilization is uncertain. The majority of the foreign losses may be carried forward indefinitely. The state loss carryforwards expire in various years through 2020.

The deductibility for tax purposes of the 2% Convertible Notes interest may have to be recaptured, in part or in whole, if the notes are redeemed for cash instead of converted into the Company’s Class A common stock. If the notes are ultimately converted into Actuant common stock, the deferred tax liability would be eliminated through an adjustment to the Company’s shareholders’ equity and would not impact current tax accounts.

The Company’s policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries. Undistributed earnings on which additional income taxes have not been provided amounted to approximately $182.5 million at August 31, 2007. If all such undistributed earnings were remitted, an additional income tax provision of approximately $17.9 million would have been necessary as of August 31, 2007.

Earnings before income taxes related to non-United States operations were $70.5 million, $64.0 million and $44.2 million for the years ended August 31, 2007, 2006 and 2005, respectively. Cash paid for income taxes (net of refunds) was $39.1 million, $27.7 million, and $21.1 million during the years ended August 31, 2007, 2006 and 2005, respectively.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10.    Capital Stock

The authorized common stock of the Company as of August 31, 2007 consisted of 84,000,000 shares of Class A Common Stock, $0.20 par value, of which 55,348,718 shares were issued and outstanding; 1,500,000 shares of Class B Common Stock, $0.20 par value, none of which were issued and outstanding; and 160,000 shares of Cumulative Preferred Stock, $1.00 par value (“Preferred Stock”), none of which have been issued. Holders of both classes of the Company’s Common Stock are entitled to dividends, as the Company’s board of directors may declare out of funds legally available, subject to any contractual restrictions on the payment of dividends or other distributions on the Common Stock. If the Company were to issue any of its Preferred Stock, no dividends could be paid or set apart for payment on shares of Common Stock, unless paid in Common Stock, until dividends on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment and provision had been made for any mandatory sinking fund payments.

On July 7, 2006 at a special meeting of shareholders of the Company, the shareholders of the Company approved an amendment to the Company’s Articles of Incorporation to increase the number of shares of Class A Common Stock authorized from 42,000,000 to 84,000,000.

In December 2004, the Company sold, pursuant to an underwritten public offering, 5,750,000 shares of previously unissued Class A Common Stock at a price of $24.75 per share. Cash proceeds from the offering, net of underwriting discounts, commissions and other expenses, were approximately $134.4 million, and were used to fund the retirement of the $80.8 million KCI 10.5% Notes assumed in the KCI Acquisition and pay down outstanding revolver and commercial paper borrowings.

The Company’s 2% Convertible Notes are convertible into 7,516,890 shares of Actuant stock if certain stock price targets or other conditions are met. See Note 6, “Debt” for more information.

Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share.

	Year Ended August 31,
	2007	2006	2005
Numerator:
Net earnings	$104,952	$92,588	$71,251
Plus: 2% Convertible Notes financings costs, net of taxes	2,444	2,444	2,444

Net earnings for diluted earnings per share	$107,396	$95,032	$73,695

Denominator (in thousands):
Weighted average common shares outstanding for basic earnings per share	54,751	54,261	51,993
Net effect of dilutive stock options based on the treasury stock method using average market price	1,360	1,423	1,375
Net effect of 2% Convertible Notes based on the if-converted method	7,517	7,517	7,517

Weighted average common and equivalent shares outstanding for diluted earnings per share	63,628	63,201	60,885

Basic Earnings Per Share:	$1.92	$1.71	$1.37

Diluted Earnings Per Share:	$1.69	$1.50	$1.21

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11.    Stock Plans

Stock options may be granted to officers and key employees under the Actuant Corporation 2002 Stock Plan (the “2002 Plan”) and the Actuant Corporation 2001 Stock Plan (the “2001 Plan”). At August 31, 2007, 5,823,088 shares of Class A Common Stock were authorized for issuance under the 2002 Plan (360,210 shares of which have been issued) and 1,232,864 shares of Class A Common Stock were authorized for issuance under the 2001 Plan (367,136 shares of which have been issued). Options generally have a maximum term of ten years and an exercise price equal to 100% of the fair market value of the Company’s common stock at the date of grant. Options generally vest 50% after three years and 100% after five years.

The 2001 Plan and 2002 Plan also permit the Company to grant shares of restricted stock to employees. The recipients of restricted shares have all of the rights of a stockholder of the Company, subject to certain restrictions on transferability and a risk of forfeiture. The provisions of restricted stock awards may vary from grant to grant with respect to vesting period and forfeitures, among other things. The Company records compensation expense equal to the market value of the restricted shares on the date of grant over the vesting period.

The total number of our Class A Common Stock reserved for issuance under the employee stock plans at August 31, 2007 and 2006 was as follows:

	August 31,
	2007	2006
2001 Plan:
Shares subject to outstanding options	1,146,710	1,268,360
Shares available for future grants	90,154	42,454

Total shares reserved for issuance	1,236,864	1,310,814

2002 Plan:
Shares subject to outstanding options	2,764,742	2,105,902
Shares available for future grants	2,875,048	3,687,716

Total shares reserved for issuance	5,639,790	5,793,618

At August 31, 2006, a total of 600,000 shares of Class A Common Stock were authorized for issuance under the Actuant Corporation 2001 Director Stock Option Plan (the “Directors Plan”), 96,000 shares of which have been issued through exercises of option grants. At August 31, 2007, 544,000 shares were reserved for issuance under the Director Plan, consisting of 344,000 shares subject to outstanding options and 200,000 shares available for future option grants. Director stock options vest eleven months after date of grant and expire ten years from the option grant date. The options have an exercise price equal to 100% of the fair market value of the Company’s common stock at the date of grant.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock option activity under all plans as of August 31, 2007, and changes during the fiscal year then ended is presented below:

	Shares	Weighted- Average Exercise Price (Per Share)	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding on September 1, 2006	4,309,530	$13.88
Granted	932,920	24.22
Exercised	(437,850)	4.36
Forfeited	(160,380)	23.32
Expired	—	—

Outstanding on August 31, 2007	4,644,220	$16.52	6.4 years	$65.0 million
Exercisable on August 31, 2007	2,322,364	$10.54	4.7 years	$46.3 million

Intrinsic value is the difference between the market value of the stock at year end and the exercise price which is aggregated for all options outstanding and exercisable. A summary of the weighted-average grant-date fair value of options, total intrinsic value of options exercised, and cash receipts from options exercised is shown below:

	Year Ended August 31,
	2007	2006	2005
Weighted-average value of options at grant date (per share)	$9.43	$10.75	$9.46
Intrinsic value gain of options exercised	$11,478	$6,276	$11,610
Cash receipts from exercise of options	$1,911	$1,805	$2,200

A summary of the status of the Company’s restricted shares as of August 31, 2007, and changes during the year then ended, is presented below:

	Number of Shares	Weighted- Average Fair Value at Grant Date (Per Share)
Restricted Stock September 1, 2006	148,056	$24.88
Granted	124,628	30.47
Forfeited	(26,772)	25.45
Vested	(7,880)	18.74

Restricted Stock August 31, 2007	238,032	$29.45

As of August 31, 2007, there was $20.3 million of total unrecognized compensation cost related to share-based compensation for stock options and restricted stock outstanding. That cost is expected to be recognized over a weighted average period of 2.8 years. The total fair value of shares vested during the fiscal years ended August 31, 2007 and 2006 was $4.0 million and $3.1 million, respectively.

The Company issues previously unissued shares of Class A common stock to satisfy stock option exercises and restricted stock vesting.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock based compensation expense was calculated using the Black-Scholes option pricing model for options granted in the first half of fiscal 2005 and a binomial pricing model for options granted thereafter. Assumptions used to determine the fair value of each option were based upon historical data and standard industry valuation practices and methodology. The following weighted-average assumptions were used in each fiscal year:

	Fiscal Year Ended August 31,
	2007	2006	2005
Dividend yield	0.17%	0.14%	0.00%
Expected volatility	32.66%	35.10%	43.40%
Risk-free rate of return	5.99%	4.30%	3.80%
Expected forfeiture rate	15%	15%	15%
Expected life	6.0 years	5.8 years	5.5 years

The following table summarizes the components of the Company’s stock-based compensation program expense (in thousands):

	Fiscal Year Ended August 31,
	2007	2006	2005
Restricted Stock:
Pretax compensation expense	$1,078	$1,002	$320
Tax benefit	(377)	(351)	(106)

Restricted stock expense, net of tax	701	651	214
Stock Options:
Pretax compensation expense	4,307	3,979	4,123
Tax benefit	(1,508)	(1,393)	(1,449)

Stock option expense, net of tax	2,799	2,586	2,674

Total Stock-Based Compensation
Pretax compensation expense	5,385	4,981	4,443
Tax benefit	(1,885)	(1,744)	(1,555)

Total Stock-Based Compensation	$3,500	$3,237	$2,888

Outside Director Deferred Compensation Plan

The Company has a deferred compensation plan that enables outside members of the Company’s board of directors to defer the receipt of fees earned for their services in exchange for Company common stock (which is placed in a rabbi trust). The amount deferred was used to purchase shares of Company stock on the open market. In 2007 the Company began issuing shares, which are placed in a rabbi trust. All distributions from the trust are required to be made in Company stock. Company shares held by the rabbi trust are accounted for in a manner similar to treasury stock and are recorded at cost as “stock held in trust” within shareholders’ equity with the corresponding deferred compensation liability also recorded within shareholders’ equity. Since no investment diversification is permitted within the trust, changes in fair value are not recognized. The shares held in the trust are included in both the basic and diluted earnings per share calculations. The cost of the shares held in the trust at August 31, 2007 and 2006 was $1.1 million and $0.9 million, respectively.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12.    Accumulated Other Comprehensive Income

Accumulated other comprehensive loss in the accompanying Consolidated Balance Sheets and Consolidated Statements of Shareholders Equity consists of the following:

	August 31,
	2007	2006
Accumulated foreign currency translation adjustments	$10,757	$(2,043)
Additional minimum pension liability, net of tax	—	(4,489)
Unrecognized pension gain, net of tax	1,139	—
Other items, net of tax	980	1,951

Accumulated other comprehensive income (loss)	$12,876	$(4,581)

Note 13.    Business Segment, Geographic and Customer Information

The Company is a manufacturer of a broad range of industrial products and systems and is organized into four reportable segments: Industrial, Electrical, Actuation Systems, and Engineered Products.

The Industrial segment is primarily involved in the design, manufacture, and distribution of branded hydraulic tools to the industrial, oil & gas, power generation, construction, and production automation markets. Industrial also provides manpower services and tool rental to the global joint integrity market. The Electrical segment is primarily involved in the design, manufacture, and distribution of electrical tools and supplies to the retail electrical wholesale, original equipment manufacturer (“OEM”), and marine markets. The Actuation Systems segment primarily focuses on developing and marketing highly engineered position and motion control systems for OEMs in the recreational vehicle, automotive, truck, and other industrial markets. The Engineered Products segment designs and manufactures various industrial products for industrial markets. The Company evaluates segment performance based primarily on net sales and operating profit and has aggregated certain operating segments due to the similar economic characteristics of the businesses.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize financial information by reportable segment.

	Year Ended August 31,
	2007	2006	2005
Net Sales:
Industrial	$426,608	$324,688	$218,625
Electrical	505,708	432,486	364,919
Actuation Systems	419,445	386,243	351,136
Engineered Products	106,987	57,741	41,386

Total	$1,458,748	$1,201,158	$976,066

Operating Profit:
Industrial	$120,200	$85,511	$54,565
Electrical	34,689	36,820	33,010
Actuation Systems	37,124	40,379	44,780
Engineered Products	14,539	7,722	4,986
General Corporate	(21,079)	(16,367)	(14,850)

Total	$185,473	$154,065	$122,491

Depreciation and Amortization:
Industrial	$11,384	$8,171	$4,566
Electrical	8,469	7,282	7,698
Actuation Systems	11,817	10,396	8,461
Engineered Products	3,413	1,225	1,098
General Corporate	891	699	598

Total	$35,974	$27,773	$22,421

Capital Expenditures:
Industrial	$10,580	$4,353	$2,425
Electrical	3,480	2,603	2,090
Actuation Systems	10,324	9,020	9,767
Engineered Products	1,015	646	371
General Corporate	6,092	3,083	789

Total	$31,491	$19,705	$15,442

Assets:
Industrial	$416,418	$332,428	$213,957
Electrical	454,946	411,735	355,479
Actuation Systems	355,764	351,905	332,031
Engineered Products	154,559	41,263	40,464
General Corporate	119,089	76,044	54,404

Total	$1,500,776	$1,213,375	$996,335

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The comparability of the segment data is impacted by acquisitions in each fiscal year. See Note 2, “Acquisitions”.

Corporate assets, which are not allocated, principally represent capitalized debt issuance costs, deferred income taxes, the fair value of derivative instruments, and the retained interest in trade accounts receivable (subject to the accounts receivable securitization program discussed in Note 4, “Accounts Receivable Securitization”).

The following tables summarize financial information by geographic region.

	Year Ended August 31,
	2007	2006	2005
Net Sales:
United States	$757,280	$633,555	$482,455
Netherlands	227,193	184,986	189,787
Germany	125,980	109,058	105,204
United Kingdom	93,152	77,949	35,090
All Other	255,143	195,610	163,530

Totals	$1,458,748	$1,201,158	$976,066

	August 31,
	2007	2006
Long-Lived Assets:
United States	$709,031	$619,211
United Kingdom	20,262	111,090
Netherlands	79,634	44,049
Germany	116,936	6,339
All Other	69,633	41,761

Totals	$995,496	$822,450

The following table summarizes sales by product line:

	Year Ended August 31,
	2007	2006	2005
High Force Hydraulic Tools	$266,197	$214,227	$179,637
Joint Integrity	160,411	110,461	38,988
North American Electrical	138,767	140,952	124,530
European Electrical	162,005	145,511	146,497
Specialty Electrical	89,874	77,650	51,317
Professional Electrical	115,062	68,373	42,575
Automotive Actuation Systems	128,337	111,416	98,931
Recreational Vehicle Actuation Systems	108,270	97,529	106,151
Truck Actuation Systems	148,380	144,495	122,806
Other	141,445	90,544	64,634

Total net sales	$1,458,748	$1,201,158	$976,066

The Company’s largest customer accounted for 3.1%, 4.4%, and 5.5% of its sales in fiscal 2007, 2006 and 2005, respectively. Export sales from domestic operations were less than 6.3% of total net sales in each of the periods presented.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14.    Contingencies and Litigation

The Company had outstanding letters of credit of $6.5 million and $6.8 million at August 31, 2007 and 2006, respectively. The letters of credit secure self-insured workers compensation liabilities.

The Company is party to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, environmental, labor, patent claims, and divestiture disputes. The Company has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and such loss can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

The Company, in the normal course of business, enters into certain real estate and equipment leases or guarantees such leases on behalf of its subsidiaries. In conjunction with the spin-off of a former subsidiary in fiscal 2000, the Company assigned its rights in the leases used by the former subsidiary, but was not released as a responsible party from all such leases by the lessors. All of these businesses were subsequently sold, or are in the process of being sold to third parties. The Company remains contingently liable for those leases if any of these businesses are unable to fulfill their obligations thereunder. The discounted present value of future minimum lease payments for such leases totals, assuming no offset for sub-leasing, approximately $6.1 million at August 31, 2007. The future undiscounted minimum lease payments for these leases are as follows: $0.4 million in the balance of calendar 2007; $1.1 million in calendar 2008; $1.1 million in calendar 2009; $1.1 million in calendar 2010; $1.1 million in calendar 2011 and $5.0 million thereafter.

The Company has facilities in numerous geographic locations that are subject to a range of environmental laws and regulations. Environmental costs that have no future economic value are expensed. Liabilities are recorded when environmental remediation is probable and the costs are reasonably estimable. Environmental expenditures over the last three years have not been material. Management believes that such costs will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. Environmental remediation accruals of $0.4 million and $1.7 million were included in the Consolidated Balance Sheets at August 31, 2007 and 2006, respectively.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15.    Quarterly Financial Data (Unaudited)

Quarterly financial data for fiscal 2007 and fiscal 2006 is as follows:

	Year Ended August 31, 2007
	First	Second	Third	Fourth	Total
Net sales	$342,983	$341,020	$385,090	$389,655	$1,458,748
Gross profit	113,045	110,245	129,586	131,218	484,094
Net earnings	25,101	18,919	29,581	31,351	104,952
Net earnings per share
Basic	$0.46	$0.35	$0.54	$0.57	$1.92
Diluted	0.41	0.31	0.47	0.50	1.69

	Year Ended August 31, 2006
	First	Second	Third	Fourth	Total
Net sales	$283,876	$276,019	$316,662	$324,601	$1,201,158
Gross profit	99,478	91,061	105,895	108,071	404,505
Net earnings	21,268	19,298	26,787	25,235	92,588
Net earnings per share
Basic	$0.39	$0.36	$0.49	$0.46	$1.71
Diluted	0.35	0.32	0.43	0.41	1.50

The sum of the quarters may not equal the total of the respective year’s earnings per share on either a basic or diluted basis due to changes in the weighted average shares outstanding during the year.

Note 16.    Subsequent Events

On September, 13, 2007, the Company acquired Templeton, Kenly & Co, Inc. (“TK”) for approximately $48 million in cash. Funding for the completed transaction came from the Company’s revolver. TK, headquartered in Broadview, Illinois, produces hydraulic pumps and tools, mechanical jacks, wrenches, and actuators. TK will operate within the Company’s Industrial segment.

On October 9, 2007, the Company unwound its $100 million floating to fixed interest rate swaps (See Note 6 “Debt”), to reduce the mix of its fixed rate debt to total debt. The Company received $1.4 million on the unwind as payment for full settlement of the fair value, which will be amortized over the remaining life of the original swaps.

On October 18, 2007, the Company announced that its board of directors had approved a two-for-one stock split of its Class A common stock payable on November 8, 2007 to shareholders of record on October 29, 2007. The split will be in the form of a stock dividend, with shareholders receiving an additional share of stock for each share currently held. All share and per share amount have been adjusted to reflect this split.

Note 17.    Guarantor Subsidiaries

On June 12, 2007, Actuant Corporation (the “Parent”) issued $250.0 million of 6.875% Senior Notes (the “6.875% Senior Notes”). All of our material domestic 100% owned subsidiaries (the “Guarantors”) fully and unconditionally guarantee the 6.875% Senior Notes on a joint and several basis. There are no significant restrictions on the ability of the Guarantors to make distributions to the Parent. The following tables present the results of operations, financial position and cash flows of Actuant Corporation and its subsidiaries, the Guarantor and Non-Guarantor entities, and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

General corporate expenses have not been allocated to subsidiaries, and are all included under the Parent heading. As a matter of course, the Company retains certain assets and liabilities at the corporate level (Parent column in the following tables) which are not allocated to subsidiaries including, but not limited to, certain employee benefit, insurance, financing, and tax liabilities. Income tax provisions for domestic Actuant Corporation subsidiaries are typically recorded using an estimate and finalized in total with an adjustment recorded at the Parent level. Net sales reported for each of the headings only includes sales to third parties; sales between entities are not significant. Additionally, substantially all of the indebtedness of the Company has historically been, and continues to be, carried at the corporate level and is therefore included in the Parent column in the following tables. Substantially all accounts receivable of the Parent and Guarantors are sold into the accounts receivable program described in Note 4. “Accounts Receivable Securitization”. Allowances for doubtful accounts remains recorded at the Parent and Guarantors. Intercompany balances include receivables/payables incurred in the normal course of business in addition to investments and loans transacted between subsidiaries of the Company or with Actuant.

CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS

	Year Ended August 31, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$192,777	$541,596	$724,375	$—	$1,458,748
Cost of products sold	85,302	398,906	490,446	—	974,654

Gross profit	107,475	142,690	233,929	—	484,094
Selling, administrative and engineering expenses	68,614	85,127	128,585	—	282,326
Restructuring charge	—	—	5,395	—	5,395
Amortization of intangible assets	976	6,212	3,712	—	10,900

Operating profit	37,885	51,351	96,237	—	185,473
Financing costs, net	29,841	—	3,160	—	33,001
Intercompany (income) expense, net	(20,439)	20,947	(508)	—	—
Other expense, net	65	33	684	—	782

Earnings (loss) before income tax expense and minority interest	28,418	30,371	92,901	—	151,690
Income tax expense	8,815	9,354	28,612	—	46,781
Minority interest, net of income taxes	—	—	(43)	—	(43)

Net earnings (loss) before equity in earnings of subsidiaries	19,603	21,017	64,332	—	104,952
Equity in earnings of subsidiaries	85,349	3,257	—	(88,606)	—

Net earnings	$104,952	$24,274	$64,332	$(88,606)	$104,952

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended August 31, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$167,026	$447,213	$586,919	$—	$1,201,158
Cost of products sold	89,461	317,733	389,459	—	796,653

Gross profit	77,565	129,480	197,460	—	404,505
Selling, administrative and engineering expenses	58,241	74,729	104,898	—	237,868
Restructuring charge	—	—	4,910	—	4,910
Amortization of intangible assets	346	4,380	2,936	—	7,662

Operating profit	18,978	50,371	84,716	—	154,065
Financing costs, net	23,445	42	2,659	—	26,146
Intercompany (income) expense, net	(21,094)	17,669	3,425	—	—
Other expense, net	(826)	76	2,820	—	2,070

Earnings (loss) before income tax expense and minority interest	17,453	32,584	75,812	—	125,849
Income tax expense	4,663	8,634	20,089	—	33,386
Minority interest, net of income taxes	—	—	(125)	—	(125)

Net earnings (loss) before equity in earnings of subsidiaries	12,790	23,950	55,848	—	92,588
Equity in earnings of subsidiaries	79,798	5,915	—	(85,713)	—

Net earnings	$92,588	$29,865	$55,848	$(85,713)	$92,588

	Year Ended August 31, 2005
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$117,498	$336,655	$521,913	$—	$976,066
Cost of sales	60,620	234,036	364,935	—	659,591

Gross profit	56,878	102,619	156,978	—	316,475
Selling, administrative and engineering expenses	44,660	58,409	85,695	—	188,764
Restructuring charge	—	—	—	—	—
Amortization of intangible assets	—	3,409	1,811	—	5,220

Operating profit	12,218	40,801	69,472	—	122,491
Financing costs, net	15,259	25	1,643	—	16,927
Intercompany (income) expense, net	(43,278)	7,390	35,888	—	—
Other expense, net	(2,110)	73	1,893	—	(144)

Earnings (loss) before income tax expense and minority interest	42,347	33,313	30,048	—	105,708
Income tax expense	14,042	11,025	9,945	—	35,012
Minority interest, net of income taxes	—	—	(555)	—	(555)

Net earnings (loss) before equity in earnings of subsidiaries	28,305	22,288	20,658	—	71,251
Equity in earnings of subsidiaries	42,946	7,521	—	(50,467)	—

Net earnings	$71,251	$29,809	$20,658	$(50,467)	$71,251

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	August 31, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$25,605	$—	$61,075	$—	$86,680
Accounts receivable	(2,008)	(1,463)	198,246	—	194,775
Inventories	23,078	82,704	91,757	—	197,539
Deferred income taxes	14,088	37	702	—	14,827
Prepaid expenses	4,126	1,044	6,289	—	11,459

Total Current Assets	64,889	82,322	358,069	—	505,280
Property, Plant & Equipment, net	13,919	42,807	66,091	—	122,817
Goodwill	47,389	366,729	185,723	—	599,841
Other Intangibles, net	17,538	171,626	71,254	—	260,418
Investment in Subsidiaries	1,173,141	154,541	62,666	(1,390,348)	—
Other Long-term Assets	11,483	197	740	—	12,420

Total Assets	$1,328,359	$818,222	$744,543	$(1,390,348)	$1,500,776

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$—	$—	$—	$—
Trade accounts payable	21,955	46,964	84,286	—	153,205
Accrued compensation and benefits	17,783	8,462	26,100	—	52,345
Income taxes payable	(1,876)	10,728	11,457	—	20,309
Current maturities of long-term debt	—	4	515	—	519
Other current liabilities	15,563	18,272	30,614	—	64,449

Total Current Liabilities	53,425	84,430	152,972	—	290,827
Long-term Debt, less Current Maturities	560,604	4	530	—	561,138
Deferred Income Taxes	83,459	(286)	20,416	—	103,589
Pension and Post-retirement Benefit Liabilities	7,171	—	20,266	—	27,437
Other Long-term Liabilities	14,053	1,525	2,286	—	17,864
Payable to (Receivable from) Subsidiaries	109,726	(98,504)	(11,222)	—	—

Stockholders’ Equity	499,921	831,053	559,295	(1,390,348)	499,921

Total Liabilities and Stockholders’ Equity	$1,328,359	$818,222	$744,543	$(1,390,348)	$1,500,776

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	August 31, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$576	$—	$25,083	$—	$25,659
Accounts receivable	653	7,941	162,668	—	171,262
Inventories	20,362	72,137	73,261	—	165,760
Deferred income taxes	15,263	2,170	1,363	—	18,796
Prepaid expenses	1,355	1,462	6,631	—	9,448

Total Current Assets	38,209	83,710	269,006	—	390,925
Property, Plant & Equipment, net	15,503	34,967	44,074	—	94,544
Goodwill	47,196	338,383	119,849	—	505,428
Other Intangibles, net	18,514	145,159	47,226	—	210,899
Investment in Subsidiaries	977,731	122,945	64,916	(1,165,592)	—
Other Long-term Assets	10,487	202	890	—	11,579

Total Assets	$1,107,640	$725,366	$545,961	$(1,165,592)	$1,213,375

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$—	$—	$—	$—
Trade accounts payable	22,481	38,735	60,948	—	122,164
Accrued compensation and benefits	16,551	7,805	19,627	—	43,983
Income taxes payable	1,953	10,703	9,196	—	21,852
Current maturities of long-term debt	18,750	—	146	—	18,896
Other current liabilities	13,647	17,041	26,811	—	57,499

Total current liabilities	73,382	74,284	116,728	—	264,394
Long-term Debt, less Current Maturities	461,356	—	—	—	461,356
Deferred Income Taxes	63,264	3,256	3,664	—	70,184
Pension and Post-retirement Benefit Liabilities	15,717	—	20,889	—	36,606
Other Long-term Liabilities	11,450	2,345	4,075	—	17,870
Payable to (Receivable from) Subsidiaries	119,506	(93,925)	(25,581)	—	—

Stockholders’ Equity	362,965	739,406	426,186	(1,165,592)	362,965

Total Liabilities and Stockholders’ Equity	$1,107,640	$725,366	$545,961	$(1,165,592)	$1,213,375

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended August 31, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Net earnings	$104,952	$24,274	$64,332	$(88,606)	$104,952
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,416	14,361	17,197	—	35,974
Dividend received	36,650	4,706	—	(41,356)	—
Amortization of debt discount and debt issuance costs	2,413	—	—	—	2,413
Stock-based compensation	5,475	—	—	—	5,475
All other non-cash adjustments and changes in operating assets and liabilities	(36,298)	(30,322)	6,310	88,606	28,296

Net cash provided by operating activities	117,608	13,019	87,839	(41,356)	177,110

Investing Activities
Proceeds from sale of property, plant & equipment	4,570	—	—	—	4,570
Capital expenditures	(4,573)	(3,734)	(23,184)	—	(31,491)
Changes in receivables and payable to subsidiaries	(46,430)	21,294	25,136	—	—
Business acquisitions, net of cash acquired	(119,452)	—	(43,529)	—	(162,981)

Cash used in investing activities	(165,885)	17,560	(41,577)	—	(189,902)

Financing Activities
Proceeds from Senior Note offering, net of discount	249,039	—	—	—	249,039
Proceeds from issuance of term loans	150,000	—	5,737	—	155,737
Principal repayments on term loans	(245,000)	—	(6,737)	—	(251,737)
Net (repayments) borrowings on revolving credit facilities and short-term borrowings	(80,226)	—	(129)	—	(80,355)
Dividend paid	—	(30,579)	(10,777)	41,356	—
All other	(507)	—	—	—	(507)

Cash provided by financing activities	73,306	(30,579)	(11,906)	41,356	72,177

Effect of exchange rate changes on cash	—	—	1,636	—	1,636

Net increase in cash and cash equivalents	25,029	—	35,992	—	61,021
Cash and cash equivalents—beginning of year	576	—	25,083	—	25,659

Cash and cash equivalents—end of year	$25,605	$—	$61,075	$—	$86,680

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended August 31, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Net earnings	$92,588	$29,865	$55,848	$(85,713)	$92,588
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,140	10,558	14,075	—	27,773
Dividend received	33,990	8,048	—	(42,038)	—
Amortization of debt discount and debt issuance costs	1,471	—	—	—	1,471
Stock-based compensation	5,074	—	—	—	5,074
All other non-cash adjustments and changes in operating assets and liabilities	(81,930)	(27,162)	18,634	85,713	(4,745)

Net cash provided by operating activities	54,333	21,309	88,557	(42,038)	122,161

Investing Activities
Proceeds from sale of property, plant & equipment	1,487	—	—	—	1,487
Capital expenditures	(4,985)	(5,010)	(9,710)	—	(19,705)
Changes in receivables and payable to subsidiaries	5,186	40,678	(45,864)	—	—
Business acquisitions, net of cash acquired	(95,509)	(23,801)	(9,457)	—	(128,767)

Cash used in investing activities	(93,821)	11,867	(65,031)	—	(146,985)

Financing Activities
Principal repayments on term loans	—	—	(126)	—	(126)
Net (repayments) borrowings on revolving credit facilities and short-term borrowings	37,680	—	—	—	37,680
Dividend paid	—	(33,990)	(8,048)	42,038	—
All other	2,283	—	—	—	2,283

Cash provided by financing activities	39,963	(33,990)	(8,174)	42,038	39,837

Effect of exchange rate changes on cash	—	—	290	—	290

Net increase in cash and cash equivalents	475	(814)	15,642	—	15,303
Cash and cash equivalents—beginning of year	101	814	9,441	—	10,356

Cash and cash equivalents—end of year	$576	$—	$25,083	$—	$25,659

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended August 31, 2005
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Net earnings	$71,251	$29,809	$20,658	$(50,467)	$71,251
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,951	9,288	11,182	—	22,421
Dividend received	32,683	11,245	—	(43,928)	—
Amortization of debt discount and debt issuance costs	1,297	—	—	—	1,297
Stock-based compensation	4,443	—	—	—	4,443
All other non-cash adjustments and changes in operating assets and liabilities	(86,131)	17,494	15,751	50,467	(2,419)

Net cash provided by operating activities	25,494	67,836	47,591	(43,928)	96,993

Investing Activities
Proceeds from sale of property, plant & equipment	3,707	—	—	—	3,707
Capital expenditures	(2,575)	(2,953)	(9,914)	—	(15,442)
Changes in receivables and payable to subsidiaries	(101,591)	(18,143)	119,734	—	—
Business acquisitions, net of cash acquired	(235,993)	(12,405)	(135,778)	—	(384,176)

Cash used in investing activities	(336,452)	(33,501)	(25,958)	—	(395,911)

Financing Activities
Proceeds from issuance of term loans	250,000	—	—	—	250,000
Net proceeds from Class A common stock offering	134,440	—	—	—	134,440
Redemption of Key Components, Inc 10.5% senior notes	(82,800)	—	—	—	(82,800)
Proceeds from euro-denominated acquisition loan	—	—	19,602	—	19,602
Principal repayments on term loans	—	(838)	(4,103)	—	(4,941)
Net (repayments) borrowings on revolving credit facilities and short-term borrowings	3,715	—	(20,797)	—	(17,082)
Dividend paid	—	(32,683)	(11,245)	43,928	—
All other	3,957	—	—	—	3,957

Cash provided by financing activities	309,312	(33,521)	(16,543)	43,928	303,176

Effect of exchange rate changes on cash	—	—	65	—	65

Net increase in cash and cash equivalents	(1,646)	814	5,155	—	4,323
Cash and cash equivalents—beginning of year	1,747	—	4,286	—	6,033

Cash and cash equivalents—end of year	$101	$814	$9,441	$—	$10,356

ACTUANT CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

		Additions		Deductions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Net Acquired	Accounts Written Off Less Recoveries	Other	Balance at End of Period

Deducted from assets to which they apply:

Allowance for losses— Trade accounts receivable
August 31, 2007	$7,363	$2,465	$456	$2,299	$(129)	$7,856

August 31, 2006	$7,859	$2,823	$410	$3,878	$149	$7,363

August 31, 2005	$4,704	$1,464	$3,012	$1,403	$82	$7,859

Allowance for losses—Inventory
August 31, 2007	$16,977	$2,327	$6,757	$10,336	$40	$15,765

August 31, 2006	$15,318	$3,397	$1,706	$3,970	$526	$16,977

August 31, 2005	$10,375	$2,134	$14,480	$11,225	$(446)	$15,318

Valuation allowance—Income taxes
August 31, 2007	$14,191	$6,392	$183	$3,622	$849	$17,993

August 31, 2006	$13,023	$6,853	$—	$6,110	$425	$14,191

August 31, 2005	$15,254	$1,616	$—	$4,087	$240	$13,023